As filed with the Securities and Exchange Commission on September 27, 2006
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

Under the

Securities Act of 1933

HEALTH ENHANCEMENT PRODUCTS, INC.

(Name of Small Business Issuer in Its Charter)

Nevada	2833	87-069977
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7740 E. Evans Road, Suite A101

Scottsdale, AZ  85260

(Address and Telephone Number of Principal Executive Offices)

7740 E. Evans Road, Suite A101

Scottsdale, AZ  85260

(Address of Principal Place of Business)

Howard R. Baer, Chief Executive Officer

7740 E. Evans Road, Suite A101

Scottsdale, AZ  85260

(480)385-3800

(Name, Address and Telephone Number of Agent For Service)

Copies to:

John G. Nossiff, Jr., Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, Massachusetts 02111

Tel: (617) 856-8200

Fax: (617) 289-0612

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offerings.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value	44,725,488	$2.43	$108,682,936	$11,629.07

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.  Based upon the average of the high and low prices of the common stock as quoted on the National Association of Securities Dealers, Inc’s. OTC Bulletin Board on September 20, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

September 26, 2006

44,725,488 Shares of Common Stock

HEALTH ENHANCEMENT PRODUCTS, INC.

______________________________

The selling stockholders listed under the caption “Selling Stockholders” on page 8 of this prospectus are selling up to 44,725,488 shares of our common stock, $.001 par value per share, which includes 15,438,750 shares registered for sale upon the private exercise of outstanding warrants.

The selling stockholders may offer common stock through public or private transactions at prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from this offering.

Our common stock is quoted on the National Association of Securities Dealers, Inc’s. OTC Bulletin Board under the symbol “HEPI.”  On September 21, 2006 the last quoted sale price of the common stock was $2.93 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS”, BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 26, 2006.

TABLE OF CONTENTS

PART I

1

About This Prospectus

1

Prospectus Summary

1

Summary Financial Information (Unaudited)

2

Risk Factors

3

Use of Proceeds

7

Dividend Policy

7

Selling Stockholders

8

Plan of Distribution

13

Legal Proceedings

13

Directors, Executive Officers, Promoters and Control Persons

13

Security Ownership of Certain Beneficial Owners and Management

14

Description of Securities

15

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

16

Organization Within Last Five Years

16

Business

16

Management’s Discussion and Analysis of Financial Condition and Results of Operations

21

Description of Property

30

Certain Relationships and Related Transactions

31

Market for Common Equity and Related Stockholder Matters

33

Executive Compensation

34

Additional Information

35

Health Enhancement Products, Inc. and Subsidiary Index to Consolidated Financial Statements

F-1

PART II

II-1

Information Not Required in Prospectus

II-1

EXHIBIT INDEX

E-1

 PART I

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 PROSPECTUS SUMMARY

This summary highlights certain information regarding our company and the offering contemplated by this prospectus.  However, this summary is not complete and does not contain all of the material information regarding our company.  You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision.

We are a nutraceutical company engaged in the development of a supplementary health-enhancing product using only pure, all-natural ingredients.  Our sole product is ProAlgaZyme, a phytopercolate that is produced from an algae grown in 100% distilled water.  The phytopercolate solution is then drawn off, filtered, tested and bottled for consumption.  The preliminary results of a recent clinical study indicate that ProAlgaZyme has potential weight loss properties, as well as the potential to improve serum glucose management, when combined with a diet low in refined carbohydrates and a light exercise regimen.

An investment in our company involves a high degree of risk.  See the “Risk Factors” section of this Prospectus.  An investment in our company involves a high degree of risk because, among other reasons, we have only minimal revenue and expect to continue to experience significant negative cash flow and operating losses for the foreseeable future; (iii) Although our working capital position has recently improved, historically, we have consistently experienced working capital deficiencies; (iv) we are the subject of an ongoing investigation by the Securities and Exchange Commission; and (v) we may not have sufficient capital to meet our longer term requirements.  The foregoing factors raise substantial doubt about our ability to continue as a going concern, as disclosed in the financial statements included in this Prospectus.  As a result of all of the foregoing, among other reasons, there is a significant risk that you could sustain a total loss of your investment in our company.

The Offering

We are registering for sale by security holders up to 44,725,488 shares of our common stock, including 15,438,750 shares registered for sale following the private exercise of outstanding warrants.  See “Selling Stockholders” on page 8 of this prospectus for details of individual stockholders selling shares under this prospectus. We are not selling any shares of our common stock pursuant to this Prospectus.  Accordingly, we will not receive any proceeds from sales by the selling shareholders.

Forward Looking Statements

This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  We identify forward-looking statements with words such as “plan”, “expect”, “anticipate”, “will”, “should”, and similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section below as well as throughout this prospectus.  In light of these risks, uncertainties and assumptions, actual results could vary materially from those contemplated by the forward-looking statements contained in this prospectus.

1

SUMMARY FINANCIAL INFORMATION

(Unaudited)

	Six Months Ended June 30		Year Ended December 31

	2006	2005	2005	2004
Statement of Operations Data:

Sales	$178,740	$13,329	$95,967	$49,058
Operating Expenses	2,178,945	571,103	3,083,907	3,816,475
Net Income (loss)	(2,155,846)	(672,424)	(5,956,895)	(3,859,006)
Net Income (loss) per share	(.07)	(.04)	(.33)	(.34)
Weighted average common
shares outstanding	32,230,885	18,626,149	18,235,896	11,384,663

	June 30		December 31

	2006	2005	2005	2004
Balance Sheet Data:

Working capital (deficit)	$(837,843)	$(1,529,502)	$(628,654)	$(1,125,438)
Current assets	327,446	122,138	621,370	30,303
Total assets	487,816	154,809	659,938	53,134
Current Liabilities	1,165,289	1,651,640	1,250,024	1,155,741
Total stockholder’s equity (deficit)	(720,096)	(1,497,031)	(590,086)	(1,102,607)

Location

Our offices are located at 7740 E. Evans Road, Suite A101, Scottsdale, AZ  85260.  Our telephone number is 480.385.3800.

2

RISK FACTORS

You should carefully consider the following factors before deciding to invest in the shares of common stock.  The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations.  If any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected.  In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.  Please see “Forward-Looking Statements” on page 1.

We may not be able to generate the funds we need to enable us to continue our operations.

We have sustained substantial and recurring losses and negative cash flows from operations since our inception in October, 2003.

From inception through June 30, 2006, we have sustained aggregate net losses of $12.5 million and negative operating cash flows of $3.9 million.  During 2005, we incurred net losses of approximately $6 million and negative operating cash flows of approximately $1.6 million.  During the six months ended June 30, 2006, we incurred a net loss of approximately $2.2 million and negative operating cash flows of approximately $942,000.  Consequently, we have been heavily dependent upon external financing sources to fund our operations, including loans from our CEO, Howard R. Baer.

Although we recently raised a limited amount of capital, we may not have sufficient funds to meet our longer term requirements.  It is unlikely that we will be able to generate profits and positive operating cash flows in the near term.  Accordingly, it may be necessary for us to raise additional capital from external sources to fund our operations.  While we have recently raised a limited amount of capital, we have had difficulty raising substantial capital from external sources.  Further, our CEO may not in the future be in a position to provide us with further advances.  If adequate funds are not available when required, we may be unable to continue our business operations, in which case, you would suffer a total loss of your investment.

There is substantial doubt about our ability to continue as a going concern.

Our auditor’s report indicates that certain factors raise substantial doubt about our ability to continue as a going concern.  Our auditors issued a going concern opinion because:

•

we had incurred substantial and recurring losses from operations since inception;

•

we had incurred significant negative cash flows from operations since inception;

•

we had a substantial working capital deficiency; and

•

we had not generated significant revenue.

As of June 30, 2006, we had cash and cash equivalents of $294,000 and a working capital deficiency of $838,000.  We have since raised $1,042,000 in gross proceeds from the private sale of 2,084,000 shares of our Common Stock.  As a result, our working capital and cash positions have since improved.  During 2005, and the six months ended June 30, 2006, we incurred net losses of $6 million and $2.2 million, respectively, and our operating activities used $1.6 million and $942,000, in cash, respectively.  These conditions raise substantial doubt about our ability to continue as a going concern.

We cannot assure you that we will be able to generate internally or raise sufficient funds from external sources to continue our operations, or that our auditor’s will not issue another going concern opinion.  Our failure to generate sufficient additional funds when required, either through additional financing or from continuing operations, would have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

3

Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue our operations.

Our principal assets are encumbered by secured debt and could be foreclosed upon.

As of September 20, 2006, we were indebted to our CEO, Howard R. Baer, in the approximate principal amount $687,000.  We granted a security interest in all our ProAlgaZyme related assets to our CEO to secure our obligation to repay this indebtedness.  The principal amount and accrued interest are payable in twelve (12) equal monthly installments, beginning thirty (30) days after written demand by Mr. Baer.  If Mr. Baer makes written demand and we are unable to make the required payments of principal and interest, Mr. Bear could foreclose on the loan and take possession of all of our ProAlgaZyme related assets, in which case, our business operations would cease and you would suffer a total loss of your investment in our company.

A substantial number of our securities could be sold in the market in the near future, which could cause our stock price to decline significantly.

The market price of our common stock could decline significantly if our existing stockholders sell shares of our common stock in the market after this offering, or as a result of the perception that such sales could occur.  Such sales also may make it more difficult for us to raise capital in the future at a time and at a price that we deem appropriate.

As of September 15, 2006, we had 36,278,827 shares of common stock outstanding, which does not include the 15,438,750 shares issuable upon exercise of outstanding warrants.

Upon the effectiveness of the Registration Statement of which this prospectus is a part, assuming the prior exercise of the outstanding warrants to purchase 15,438,750 shares of common stock which are being registered for sale hereunder, 50,821,587 shares will be freely tradable without restriction under the Securities Act of 1933, as amended.

We may not be able to further commercialize our sole product, ProAlgaZyme.

ProAlgaZyme is currently our sole product and has accounted for substantially all of our sales revenue to date.  We anticipate that any future sales revenue will also be derived from sales of ProAlgaZyme.  However, we have not yet fully commercialized our ProAlgaZyme product and there is uncertainty regarding the market’s acceptance of our product.  We are in the process of developing a sales and marketing strategy and are engaged in ongoing development and testing of our ProAlgaZyme product.  We believe that market acceptance of our product will depend in part upon our ability to demonstrate the product’s health benefits, safety, efficacy and cost effectiveness.  If our ProAlgaZyme product fails to achieve market acceptance, it is unlikely that our company would be able to continue its business operations, in which case, you would suffer a total loss of your investment in our company.

The loss of personnel could adversely affect our business.

Our further success depends largely upon the efforts and abilities of our key technical personnel and senior management, as well as the members of our scientific advisory board.  We do not have an employment agreement with any of our key personnel and we have no key man insurance on any of our officers.  If we are unable to retain key people and attract and retain additional skilled personnel, there could be a material adverse effect on our business, financial condition and results of operations.  We anticipate that our CEO, Howard R. Baer, will resign as CEO and Chairman of the Board in connection with the anticipated resolution of the SEC’s investigation.  If we are unable to find a replacement for Mr. Baer, who possesses his knowledge and abilities, there could be a material adverse effect on our business.

4

We have never paid dividends and we do not expect to pay any dividends in the near future.

We intend to retain any future earnings in order to finance our planned operations and to implement our business plan.  A potential purchaser of the common stock should not rely on dividends from the common stock offered hereby as a possible source of income.

The market price of our common stock fluctuates substantially, and the sale of a small quantity of shares in the market could cause the market price to drop significantly.

The market price of our common stock has been highly volatile and will likely fluctuate significantly.  The market for our common stock is illiquid and is characterized by relatively low trading volume levels.  Transactions in our common stock are subject to the requirements of the rules relating to “Penny Stocks” under Section 15(g) of the Exchange Act, which impose additional disclosure and other requirements upon broker-dealers in connection with any trades involving our stock.  The additional burdens imposed upon broker-dealers will probably discourage some from effecting transactions in our common stock and/or affect their ability to effect such transactions, which could have a further adverse affect on the liquidity of our common stock.  Because the market for our common stock is illiquid, attempts to purchase or sell relatively small amounts of our common stock could cause its market price to fluctuate significantly.  Low trading volume levels will also affect our stockholders’ ability to sell shares of our common stock quickly at the then current market price.  In addition, sales of substantial amounts of our common stock, or the perception that such sales could occur, will probably adversely affect prevailing market prices for our common stock.

We are subject to a formal investigation by the United States Securities and Exchange Commission, which, if not resolved satisfactorily, would have a material adverse effect on our company.

In or around April, 2004, we learned that the staff of the Securities and Exchange Commission (“SEC”) was conducting an informal inquiry into the accuracy of certain of the Company’s press releases and other public disclosures, and the trading in the Company’s securities. We cooperated fully with the SEC staff’s informal inquiry by producing documents and having certain of its officers appear for testimony at the SEC’s offices. On or about July 14, 2004, the SEC issued an Order Directing Private Investigation and Designating Officers to Take Testimony. We understand that the factual basis underlying the Order of Investigation are questions as to (i) whether there were any false or misleading statements or material omissions in reports the Company filed with the SEC or in other public documents or disclosures, including statements about the efficacy of the Company’s primary product, ProAlgaZyme; or (ii) whether there was improper trading or other activity in the Company’s securities. We are continuing to cooperate fully in the SEC’s investigation, which we understand is ongoing. On January 18, 2006, the SEC enforcement staff sent a “Wells Notice” to us advising us that it intended to recommend to the SEC that it bring an enforcement action against us and certain of our present and former officers and directors, including our CEO. We have reached agreement with the SEC staff concerning a consensual resolution of the investigation, but such resolution is subject to SEC approval. We understand that the SEC staff is submitting the proposed resolution to the SEC. We do not know whether the SEC will approve of the proposed resolution.  Thus, if the SEC does not approve the proposed resolution, we do not know whether we will be able to reach any consensual resolution of the investigation. Any consensual resolution we reach with the SEC could impose financial and other burdens on us which could materially and adversely affect our financial condition and our ability to raise additional capital. In addition, we anticipate that our CEO will not be able to continue in such capacity. If we are unable to reach a consensual resolution, and the SEC takes action against us or our officers and directors, such action would have a material adverse effect on us.

5

Our intellectual property could be misappropriated.

We rely on a combination of trade secrets, contracts, and patent, copyright and trademark law protection to establish and protect the intellectual property rights that are so critical to our success. We cannot be sure that we will be able to protect our ProAlgaZyme product and related proprietary information adequately or that competitors will not be able to develop a similar product independently. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs to us and diversion of our resources. This in turn could have a material adverse effect on our business, results of operations and financial condition. Additionally, if any claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights.  However, we are not in a position to know whether a license would be available on terms acceptable or favorable to us, if at all.

Competitive pressure could put downward pressure on our product’s pricing.

Our ProAlgaZyme product competes with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, most of whom have greater resources than our company, and offer a greater variety of products.  Competitive pressures with respect to pricing could materially and adversely affect our business, financial condition and results of operations.

Our production of ProAlgaZyme would be significantly diminished in the event of theft or destruction of our algae plants.

All of our ProAlgaZyme production capacity is located at our Scottsdale, Arizona facility.  The algae from which ProAlgaZyme is derived is cultivated in tanks at our Scottsdale, Arizona facility.  While we are growing a limited amount of algae in another location, substantially all of our algae is grown at the Scottsdale facility.  In the event that our algae were destroyed by fire or other disaster or stolen from our facility, we would be unable to produce any meaningful quantity of our ProAlgaZyme product.  In such an event, there would be a material adverse effect on our business.

Changes in government regulation could materially and adversely affect our business.

Our ProAlgaZyme product and our related manufacturing and research activities are subject to regulation by a number of government authorities in the United States and in other countries, including the Food and Drug Administration ("FDA"), pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates, to varying degrees and in different ways, dietary supplements, other food products, and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising.

We are also subject to regulation with respect to labeling of products, importation of organisms, and occupational safety, among others. Such regulations and policies are subject to change and depend heavily on administrative policies and interpretations. We work with distributors to ensure our compliance with applicable laws, regulations and policies. Changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, could have a material adverse effect on our business, financial condition and results of operations.

We do not believe that our ProAlgaZyme product is subject to regulation by the FDA.  We believe that this product is properly designated as ‘dietary supplement’ within the category of vitamins, minerals, dietary supplements, and herbal products covered within the U.S. by the Dietary Supplement Health and Education Act of 1994 - commonly referred to as “DSHEA”.  As such, the product falls under the Federal Trade Commission (“FTC”), and does not require FDA approval for release.

6

Our ProAlgaZyme manufacturing processes and our contract bottlers are required to adhere to cGMP as prescribed by the FDA.  We believe that we are currently in compliance with all applicable cGMP and other food regulations but we cannot be sure that we can continue to meet applicable FDA manufacturing requirements. The use of ProAlgaZyme as a dietary supplement has not been cleared by the FDA.

We also believe, based on recent actions by the FDA and other governmental agencies, that public and legislative pressures upon the FDA will cause the FDA to extend to others its purview over the ‘nutraceutical’ industry progressively over time, and that, as a result, we – along with others in the nutraceutical industry - will be subject to regulation as to product quality and manufacture, and product related claims.  We will monitor carefully all such trends with the goal of ensuring that all necessary and appropriate governmental regulations relating to the safety and efficacy of our products will be observed as they are introduced and applied.

If we move into international sales, our product may also be subject to approval by certain foreign regulatory and safety agencies.  As a result, the export of our product to some countries may be limited or prohibited.  Our manufacturing processes and facilities may also be subject to review by Federal, State, or local health agencies or their representatives before export approval is granted.  Adverse findings from such reviews could result in various actions against us, including restriction of trading privileges, withdrawal of approvals, and product recall.  We cannot assure you that domestic or foreign regulatory agencies will give us the requisite approvals or clearances for any products under development on a timely basis, if at all.  Moreover, after clearance is given, these agencies can later withdraw the clearance or require us to change the product or its manufacturing process or labeling, to supply proof of its safety and effectiveness, or to recall, replace or refund the cost of the product, if it is shown to be hazardous or defective.  The process of obtaining clearance to market a product is costly and time-consuming and can delay the marketing and sale of such product.

While we do not claim that ProAlgaZyme treats, cures or prevents any disease, there is a risk that the FDA could assert that we have made or are making one or more such claims, in which case the FDA would seek to regulate our ProAlgaZyme product as if it were a “drug”.  In such event, we would be unable to sell our ProAlgaZyme product and there would be a material adverse effect on our company.

We are subject to product liability risks and have only limited insurance.

Use of our ProAlgaZyme product in human consumption may expose us to liability claims, although we have not been subject to any such claims to date. Although we conduct regular quality assurance tests,  we cannot be sure that our product will not suffer contamination at our facilities or in the distribution channel, which could in turn cause injury to consumers.  We currently maintain product liability insurance in limited amounts for our ProAlgaZyme product ($1 million for each occurrence and $2 million in the aggregate).  A contamination problem, product liability claim or recall of product would likely be extremely costly and as a result would have a material adverse effect on our business, financial condition and results of operations.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock registered on the Registration Statement of which this prospectus is a part.

 DIVIDEND POLICY

We have not paid any dividends on our capital stock since our inception.  Our current policy is to retain any future earnings to finance the continuing development of our business.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, operating results, capital requirements, general business conditions and such other factors as our Board of Directors deems relevant.

7

 SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of July 31, 2006 (unless otherwise noted) by each selling stockholder who is offering shares of our common stock under this prospectus.

Unless otherwise noted below, to our knowledge, each person has the sole voting and investment power over the shares beneficially owned except to the extent authority is shared by a spouse under applicable law and except as set forth in the footnotes to the table.

We have determined beneficial ownership in accordance with the rules of the SEC.  Shares of common stock subject to warrants or options that are exercisable within 60 days of July 31, 2006 are treated as outstanding for the purpose of computing the percentage ownership of the option or warrant holder.  However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  For purposes of determining the beneficial ownership after the offering, we have assumed that all selling stockholders will sell all shares that they are offering, which may or may not be the case.  For purposes of calculating the percentage of beneficial ownership prior to the offering, the number of outstanding shares is 36,178,827.  For purposes of calculating beneficial ownership after the offering, the number of outstanding shares is 51,617,577 (which includes the shares issuable upon the exercise of the warrants and registered for sale under this prospectus).  Unless otherwise specified, the percentage owned after the offering is less than 1%.

All shares of common stock being offered by selling stockholders are being registered under this prospectus pursuant to contractual registration rights or similar obligations on our behalf, or are being registered voluntarily by us.

8

Name of Selling Stockholder	Number of Shares Owned Before Offering[1]	Number of Warrants Owned[2]	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage Owned After Offering

Albright, Edward	90,000	60,000	90,000	0
Anderson, Mark[3]	55,000	0	55,000	0
Baer, Howard[4]	12,967,789	0	12,967,789	0
Baer, Kevin[5]	470,111	0	470,111	0
Baer, Scott[6]	40,000	0	40,000	0
Bahl, John	50,000	0	50,000	0
Baron Investments II	600,000	400,000	600,000	0
Barone, Philip M	230,000	120,000	230,000	0
Baum, Chad[7]	40,000	40,000	40,000	0
Bergman, Richard	140,000	60,000	140,000	0
Bode, Mark L	225,000	25,000[8]	225,000	0
Boyd, M Douglas	6,970	0	6,970	0
Cabler, James	25,000	0	25,000	0
Candaffio, Christopher J	562,500	312,500	562,500	0
Cassel, Ian J9	139,000	0	139,000	0
Crance, Janet[10]	235,000	135,000	235,000	0
Dahl, Andrew	20,000	0	20,000	0
Davidson, Alan[11]	535,500	220,000	440,000	95,500
Davidson, Margaret	24,000	10,000	24,000	0
Davidson, Marshall T	299,000	185,000	299,000	0
Dickens, Richard	30,200	0	30,200	0
Dinsmore, M. St. John	50,000	0	50,000	0
Dollins, Dan	465,000	270,000	465,000	0
Eastman, Jeanie Y	90,000	60,000	90,000	0
Esrig, Kenneth	50,000	0	50,000	0
Financial Trading Consultants Pens Plan	400,000	200,000	400,000	0
Forch & Associates[12]	150,000	150,000	150,000	0
Gage, Donald	70,000	0	70,000	0

1

Includes the number of shares issuable upon exercise of the immediately exercisable warrants indicated opposite the selling shareholder’s name in the table above.

2

Represents the number of shares issuable upon exercise of outstanding warrants, which are included in the number of shares owned before the offering.

3

Mr. Anderson serves on our Science Advisory Board, and provides consulting services to us.

4

Howard R. Baer is a significant shareholder and is currently our Chairman and Chief Executive Officer.  As of September 15, 2006.

5

Kevin Baer is a former officer and is the son of our current CEO, Howard R. Baer.

6

Scott Baer is the son of Howard R. Baer, our current CEO.

7

Chad Baum is one of our employees.

8

After exercise of warrant for 100,000 shares of common stock on August 22, 2006.

9

Ian Cassel has provided consulting services to us.

10

Janet Crance is our Chief Accounting Officer.

11

Alan Davidson has acted as a finder for us in connection with private sales of our common stock.

12 Forch & Associates has provided financial advisory services to us.

9

Name of Selling Stockholder	Number of Shares Owned Before Offering[1]	Number of Warrants Owned[2]	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage Owned After Offering
Gantt, John M. Jr.	4,500,000	2,500,000	4,5000,000	0
Gauld, Stuart	295,000	160,000	295,000	0
Gauld, Stuart IRA Rollover	100,000	60,000	100,000	0
Geller, Arnie	50,000	0	50,000	0
Genet, Jason	7,500	0	7,500	0
Ginn, Edward	600,000	400,000	600,000	0
Goldring, Erik	200,000	0	200,000	0
Gorman, Dennis Jr.	713,250	306,250	713,250	0
Gorman, John[13]	86,916	40,000	86,916	0
Gregory, Stuart	25,000	0	25,000	0
Hardt, Herbert	140,000	0	140,000	0
Hart, George	400,000	200,000	400,000	0
Heather Scott fbo Serena Baer Bautista	1,000	0	1,000	0
Hildreth, Dewall[14]	149,751	0	149,751	0
Hill, Colette[15]	1,000	0	1,000	0
Hoffman, Jefferson	20,000	0	20,000	0
Ingolia, Thomas[16]	150,000	0	150,000	0
Isoldi, Steven[17]	2,500	0	2,500	0
Jackson, C.L.	20,000	0	20,000	0
Johnson, Laurence	50,000	0	50,000	0
Jones, Kevin M.	675,000	375,000	675,000	0
Jordan, Hamilton[18]	250,000	250,000	250,000	0
Kantor, Robert	500,000	200,000	500,000	0
Keller, Michael	50,000	0	50,000	0
King, Julia F	260,000	125,000	260,000	0
King, Kenneth	3,625,000	2,125,000	3,625,000	0
King, William R.	180,000	120,000	180,000	0
Kleeger, Sheldon	50,000	0	50,000	0
Koshko, Kent & Pamela	60,000	25,000	60,000	0
Kraniak, Richard	40,000	0	40,000	0
Lubovich, Kevin[19]	70,000	0	70,000	0
Maggiore, Chris	200,000	0	200,000	0
Magic Arts & Entertainment, Inc.	300,000	200,000	300,000	0
McClure, Mark	40,000	0	40,000	0
McKenzie, Michael	100,000	0	100,000	0
McLain, Robert S	330,000	120,000	330,000	0

1

Includes the number of shares issuable upon exercise of the immediately exercisable warrants indicated opposite the selling shareholder’s name in the table above.

2

Represents the number of shares issuable upon exercise of outstanding warrants, which are included in the number of shares owned before the offering.

13 John Gorman is one of our employees.

14  Dewall Hildreth is a consultant who provides research related services to us.

15 Colette Hill is one of our employees.

16

Thomas Ingolia serves on our Science Advisory Board and provides consulting services to us.

17

Steven Isoldi has provided consulting services to us.

18  Hamilton Jordan serves on our Science Advisory Board and provides consulting services to us.

19 Kevin Lubovich has provided consulting services to us.

10

Name of Selling Stockholder	Number of Shares Owned Before Offering[1]	Number of Warrants Owned[2]	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage Owned After Offering
Meltzer, Deborah	120,000	80,000	120,000	0
Merger Masters Pension Plan	300,000	200,000	300,000	0
Murdock Capital Partners[20]	25,000	0	25,000	0
Murdock Opportunity Fund[21]	37,500	0	37,500	0
Nolt, Gary	50,000	0	50,000	0
Nolt, Lloyd	25,000	0	25,000	0
North Coast Advisors	100,000	0	100,000	0
Nowakowski, Troy	29,000	0	29,000	0
Odyssey Value Partners	120,000	0	120,000	0
Paidipalli, Vinod	180,000	120,000	180,000	0
Palmer, Sarah	190,000	60,000	190,000	0
Pankowski, Joseph	20,000	0	20,000	0
Park, Johnny	100,000	0	100,000	0
Park, Kae[22]	2,500,901	0	1,293,401	1,207,500	2.34%
Peralta, David	1,650	0	1,650	0
Postlethwait, Daniel	100,000	0	100,000	0
Postlethwait, Randal	100,000	0	100,000	0
Postlethwait, Brandon	1,000	0	1,000	0
Regenovation, LLC	600,000	400,000	600,000	0
Rettkowski, Joseph	20,000	0	20,000	0
Reynolds, John	100,000	0	100,000	0
Rhino Consultants[23]	50,000	0	50,000	0
Rittmanic, Steve[24]	150,000	0	150,000	0
Rogers, William J II25	4,076,367	2,500,000	3,550,000	526,367	1.01%
Rosenthal, Arnold	20,000	0	20,000	0
Rotondo-Murray, Selena M	1,000	0	1,000	0
Rude, Wesdley living trust	50,000	0	50,000	0
Russo, Michael	90,000	60,000	90,000	0
Salvatore, James A	90,000	60,000	90,000	0
Schmidt, Benno	50,000	0	50,000	0
Scoggin, Andrea	26,000	0	26,000	0
Shapiro, Howard	1,525,000	825,000	1,525,000	0
Sigalow, David	50,000	0	50,000	0
Silverstein, Michael	413,000	205,000	413,000	0
Sparle-Kay, G.N.	20,000	0	20,000	0
Technical Edges, Inc.	78,000	10,000	78,000	0

1

Includes the number of shares issuable upon exercise of the immediately exercisable warrants indicated opposite the selling shareholder’s name in the table above.

2

Represents the number of shares issuable upon exercise of outstanding warrants, which are included in the number of shares owned before the offering.

20

Murdock Capital Partners has previously loaned money to us.

21

Murdock Opportunity Fund has previously loaned money to us.

22

Kae Park is the spouse of our current Chairman and CEO, Howard R. Baer.  As of September 15, 2006.

23

Rhino Consultants has provided consulting services to us.

24

Steve Rittmanic has provided consulting services to us.

25

William J. Rogers, II has provided consulting services to us.  Includes an option to purchase 500,000 shares of our common stock from another stockholder.

11

.

Name of Selling Stockholder	Number of Shares Owned Before Offering[1]	Number of Warrants Owned[2]	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage Owned After Offering
Tempesta, Michael[26]	60,000	0	60,000	0
Thomas, Tiffany[27]	313,200	165,000	313,200	0
Tumen, Doug	50,000	0	50,000	0
Tuttle, Susan	25,000	0	25,000	0
Veilleux, Suzanne IRA	24,000	10,000	24,000	0
Vetrano, Michael D & Nancy	10,000	0	10,000	0
Wasserman, Kenneth D	120,000	60,000	120,000	0
Weiner, Norton	5,000	0	5,000	0
Whitefield, Scott	1,250	0	1,250	0
Williams, Earl Jr28	310,000	275,000	310,000	0
Woo, Kyae	300,000	0	300,000	0
Wood, Benjamin	630,000	350,000	630,000	0
Wood, Ruth	225,000	125,000	225,000	0
Young, E.T.	180,000	120,000	180,000	0
Young, Mark M Sr.	180,000	120,000	180,000	0
Zimmerman, Jeffrey L	410,000	240,000	410,000	0

	46,554,855	15,438,750	44,725,488	1,829,367

1  Includes the number of shares issuable upon exercise of the immediately exercisable warrants indicated opposite the selling shareholder’s name in the table above.

2  Represents the number of shares issuable upon exercise of outstanding warrants, which are included in the number of shares owned before the offering.

26 Michael Tempesta is our former Chief Operating Officer.

27 Tiffany Thomas is our current Director of Research.

28 Earl Williams has previously provided consulting services to us.

12

PLAN OF DISTRIBUTION`

The selling shareholders are offering to sell an aggregate of 44,725,488 shares of common stock pursuant to this Prospectus, which includes 15,438,750 shares of common stock that are being registered for sale following the private exercise of outstanding warrants.

The price and manner of sale of the shares of our common stock offered by the selling stockholders under this prospectus are in the sole discretion of the selling stockholders.  The shares of common stock offered under this prospectus may be offered through any of several methods, such as ordinary brokerage transactions at market prices or in privately negotiated transactions at prices agreed upon by the parties.  We do not have, nor, to our knowledge, do the selling stockholders have, any agreement, arrangement or understanding with any broker or dealer entered into prior to the effective date of the Registration Statement of which this prospectus is a part with respect to the sale of the common stock offered under this prospectus.

LEGAL PROCEEDINGS

In or around April, 2004, we learned that the staff of the Securities and Exchange Commission (“SEC”) was conducting an informal inquiry into the accuracy of certain of the Company’s press releases and other public disclosures, and the trading in the Company’s securities. We cooperated fully with the SEC staff’s informal inquiry by producing documents and having certain of its officers appear for testimony at the SEC’s offices. On or about July 14, 2004, the SEC issued an Order Directing Private Investigation and Designating Officers to Take Testimony. We understand that the factual basis underlying the Order of Investigation are questions as to (i) whether there were any false or misleading statements or material omissions in reports the Company filed with the SEC or in other public documents or disclosures, including statements about the efficacy of the Company’s primary product, ProAlgaZyme; or (ii) whether there was improper trading or other activity in the Company’s securities. We are continuing to cooperate fully in the SEC’s investigation, which we understand is ongoing. On January 18, 2006, the SEC enforcement staff sent a “Wells Notice” to us advising us that it intended to recommend to the SEC that it bring an enforcement action against us and certain of our present and former officers and directors, including our CEO. We have reached agreement with the SEC staff concerning a consensual resolution of the investigation, but such resolution is subject to SEC approval. We understand that the SEC staff is submitting the proposed resolution to the SEC. We do not know whether the SEC will approve of the proposed resolution.  Thus, if the SEC does not approve the proposed resolution, we do not know whether we will be able to reach any consensual resolution of the investigation. Any consensual resolution we reach with the SEC could impose financial and other burdens on us which could materially and adversely affect our financial condition and our ability to raise additional capital. In addition, we anticipate that our CEO will not be able to continue in such capacity. If we are unable to reach a consensual resolution, and the SEC takes action against us or our officers and directors, such action would have a material adverse effect on us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers or directors.

Name	Age	Positions	Since
Howard R. Baer	64	Chairman and Chief Executive Officer, Secretary, and Treasurer	2003
Janet L. Crance	50	Chief Accounting Officer (Part-time)	2005

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Mr. Howard R. Baer was appointed our Chairman and CEO on November 21, 2003, and is our sole director.  He attended Burdette College in Boston, MA from 1959 to 1960 where he studied business law and accounting.  He also attended the New York Institute of Finance.  Mr. Baer has been in the investment banking business for approximately 40 years.  From 1989 to 2003, he was President of Carriage House Capital, Inc., a management consulting firm.  Mr. Baer is the founder, Chairman and CEO of The Suggestion Box, Inc., an internet company.

Ms. Janet L. Crance was appointed Chief Accounting Officer on June 22, 2005.  Ms. Crance has over 29 years experience in the field of accounting, including both the public and private sectors.  She has been a Certified Public Accountant for fifteen years.  Professional affiliations include the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.  She has served for two years as the President of the Central Chapter of the Arizona Society, which includes the greater Phoenix area.

See, Legal Proceedings, for a description of a pending formal SEC investigation.

All officers hold their positions at the will of the Board of Directors. All directors hold their positions for one year or until their successors are elected and qualified.

Family Relationships

Our Chairman and CEO, Mr. Howard R. Baer, is the father of our former Executive Vice President, Mr. Kevin C. Baer.  There are no other familial relationships between any of our officers and directors.

Audit Committee Financial Expert

We do not have an audit committee financial expert, because we do not have an audit committee.  We are not currently required to have an audit committee.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct which defines the standard of conduct expected of our officers, directors and employees.  The Code is incorporated by reference as an exhibit to this Report.  We will upon request and without charge provide a copy of our code of ethics.  Requests should be directed to Chief Accounting Officer, Health Enhancement Products, Inc., 7440 E. Evans Road, Scottsdale, Arizona 85260.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 15, 2006, certain information regarding each person who is known to us to beneficially own more than 5% of our issued and outstanding shares of common stock, and the number of shares of our common stock beneficially owned by each of our directors and named executive officers, and all officers and directors as a group.

Security Ownership of Certain Beneficial Owners:

Name and Address	Title of Class	Number of Shares Beneficially Owned	% of Shares (1)
William J. Rogers, II 21 Ocean Ridge Boulevard South Palm Coast, FL 32137	Common	4,076,367(2)	11.17%

14

Security Ownership of Management:

Name and Address	Title of Class	Number of Shares Beneficially Owned	% of Shares

Mr. Howard R. Baer 7740 E. Evans Rd. Scottsdale, AZ 85260	Common	12,967,789(3)	35.74%
Ms. Janet L. Crance 4350 East Kachina Trail Phoenix, AZ 85044	Common	235,000(4)	*
Officers and Directors as a group (Two People)	Common	13,202,789	36.39%

      *  Less than 1%

(1)

Based on number of shares outstanding as of September 15, 2006.

(2)

Includes warrants to purchase 2,500,000 shares of Common Stock and an option to purchase 500,000 shares of Common Stock from another stockholder.

(3)

The shares are beneficially owned by Mr. Howard R. Baer as follows:  11,167,789 shares in the name of Howard R. Baer, individually; 1,800,000 shares in the name of Carriage House Capital, an entity owned and controlled by Mr. Baer.  Does not include shares of common stock owned of record by Kae C. Park, Howard Baer’s wife, of which Mr. Baer disclaims beneficial ownership.

(4)

Includes warrants to purchase 135,000 shares of common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common, $.001 par value per share.  We do not have any authorized preferred stock.

Common Stock

As of September 15, 2006, there were 36,278,827 shares of common stock outstanding, held of record by approximately 207 stockholders (does not include shares held in “street name”).

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor.  The holders of our common stock do not have cumulative voting rights in the election of directors.  Upon liquidation or dissolution, the holders of our common stock are entitled to receive all assets available for distribution to the stockholders.  Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.  All of our shares of common stock are fully paid and non-assessable.

Registration Rights

All of the 44,725,488 shares being registered for sale by the selling stockholders, including 15,438,750 shares issuable upon exercise of the warrants which are being registered for sale by certain stockholders, are being registered voluntarily or pursuant to contractual obligations and registration rights granted to such selling stockholders.

15

Limitation of Officers’ and Directors’ Liability; Indemnification Agreements

Our Articles of Incorporation, as amended, limit, subject to certain exceptions, the personal liability of our directors and officers to the company or to our stockholders for monetary damages for breaches of fiduciary duties to the extent permitted by state law.  The Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director or officer for intentional misconduct, fraud, knowing violation of law, payment of dividends in violation of law, or where liability is prescribed by law. These provisions of the Articles of Incorporation may limit the remedies available to a stockholder in the event of breaches of any officer or director’s duties to such stockholder or the company.

Transfer Agent and Registrar

Our Transfer Agent and Registrar is Interwest Transfer, Inc., Salt Lake City, Utah.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Our Company was founded by Mr. Howard R. Baer in 2003.  Mr. Baer founded Health Enhancement Corporation as a private corporation (“HEC”) in October, 2003.  Mr. Baer contributed all the ProAlgaZyme related assets to HEC in October, 2003, in exchange for 6,418,950 shares of common stock of HEC.  The ProAlgaZyme assets consisted principally of the algae plants from which ProAlgaZyme is derived and related equipment and proprietary information.  The ProAlgaZyme assets contributed to HEC were valued at $9,000 for financial reporting purposes.  We acquired all of the issued and outstanding common stock of HEC in November, 2003, including 6,418,950 shares of HEC then owned by Mr. Baer, in exchange for an aggregate of 9,000,000 shares of our common stock, including 6,418,950 shares we issued to Mr. Baer (in exchange for his 6,418,950 shares of HEC he surrendered to us).  When we acquired HEC, we had no business operations.  Mr. Kevin C. Baer, in his then capacity as our President, estimated the fair value of the HEC shares to be acquired in relation to the fair value of our shares, and, on this basis, determined the number of our shares that should be issued to the shareholders of HEC, including his father, Mr. Howard Baer.

BUSINESS

Business Development

We were incorporated under the laws of the State of Nevada on March 28, 1983, under the name of “L. Peck Enterprises, Inc.”, with authorized common stock of 2,500 shares, at no par value.  On May 27, 1999, our authorized capital stock was increased to 100,000,000 shares, with a par value of $0.001, in connection with a name change to “Western Glory Hole, Inc.” (“WGH”).  On May 27, 1999, we completed a forward common stock split, under which we issued 225 shares of our common stock for each outstanding share.

From 1990 until October 2003, we had no business operations; we were in the development stage and were seeking profitable business opportunities.

On October 30, 2003, we and Health Enhancement Corporation (“HEC”) entered into an Agreement and Plan of Reorganization under which we acquired HEC.  Under this Agreement, we acquired 100% of the outstanding shares of HEC, in exchange for 9,000,000 of our post-split shares, making HEC our wholly-owned subsidiary.  In connection with this transaction, we changed our name to Health Enhancement Products, Inc. (“HEPI”).  We currently operate through our wholly-owned subsidiary, HEC.

16

We acquired HEC because it had the material necessary for the production of ProAlgaZyme.  We have since established a manufacturing plant, which consists of a laboratory and production facility, and hired production and research staff.  In addition, we acquired the ReplenTish and Zodiac Herbal Vitamins and Tea products.  We have abandoned the Zodiac and ReplenTish product lines.  Although ProAlgaZyme is currently available for sale and we have realized limited revenues, we do not expect any meaningful revenue from sales of ProAlgaZyme until at least the second half of 2006.  We believe that future revenue from sales of ProAlgaZyme will depend upon the results of testing regarding, among other things, the product’s composition, effectiveness and method of action.  Accordingly, we intend to focus our resources on testing directed toward determining the exact composition of the product and the method of action and effectiveness of the substances comprising the product.

Principal Product

We were founded on, and remain committed to, the principle of producing only ‘natural’ products.

At present, our sole product is the all natural dietary supplement known as ProAlgaZyme.

-

ProAlgaZymeTM

is a naturally-generated phytopercolate  derived from a natural plant culture grown in a purified aqueous environment solution with proprietary feeding.  This phytopercolate appears to support a compromised immune system, thereby potentially aiding the defense of the body against introduced or naturally-occurring harmful substances.

Marketing and Sales

To date, we have not realized the revenues that we have been expecting.  We have attempted to implement a marketing plan for ProAlgaZyme, but our progress has been impeded by the need for further information regarding the composition, method of action and effectiveness of the product.  In order to aid us in determining what product related claims are supportable and the specific markets to which ProAlgaZyme should be addressed, our marketing focus has been on seeking to confirm the effectiveness of the ProAlgaZyme product (using both internal studies and external, independent studies).

We are currently in the process of pursuing external clinical trials that we hope will provide us with further evidence of the effectiveness of our product, and thus facilitate our sales and marketing related activities.

As disclosed above, we are no longer pursuing the promotion of ReplenTish.  Our initial introduction of the product was not as successful as had been planned, and we have suspended our activities related to this product.

In late 2004, we decided not to devote any further resources to the launching and marketing of the Zodiac Herbal Vitamins and Zodiac Herbal Teas products.  In addition, we are involved in a dispute with the persons from whom we purchased the Zodiac trademarks and products (the “Zodiac Sellers”).  We do not believe that the Zodiac Sellers complied with their agreements with us.  As a result, we have determined to abandon these products.

Competition

The dietary supplement industry in general is highly competitive, particularly in the area of undifferentiated products such as general-purpose multi-vitamins.  The industry is also marked by the presence of often-unsubstantiated claims of product efficacy, by substantial discounting for the more common ‘standard’ commodity-type products, such as multi-vitamins, and by relatively-expensive products with distinct and supportable claims to improved health or effective testimonials.  It is not our intention to compete in the undifferentiated market.  We believe that ProAlgaZyme presents a product that is readily differentiated, and we intend to emphasize these differences in connection with our marketing of the product.

17

The ProAlgaZyme product is differentiated from other ‘algae-based’ products in the nutraceutical market, in that:

-

ProAlgaZyme is not comprised of the algae itself; that is, the source material that generates the beneficial phytopercolate is not processed or marketed in any way, either as a nutrient or as a food;

-

the phytopercolate that is generated by ProAlgaZyme’s source material is produced and marketed without additives, preservatives, or change.  As such, it is a truly ‘natural’ product, which we believe does not undergo any material change in its nature or effectiveness as it is prepared for consumption; and

-

the product has been subjected to internal laboratory testing and to external studies on animals, with results that we believe support the product’s effectiveness.

Raw Materials

We own the algae from which ProAlgaZyme’s phytopercolate is derived, and these source materials are held in growing environments at our facility.  Other raw materials used in the proprietary production process for ProAlgaZyme are readily available commercially, and we do not believe that there is any risk of interruption or shortage of supply of these materials.

We have also assessed our ability to respond to any substantial increase in demand for our ProAlgaZyme product.  In the case of ProAlgaZyme, we believe that we would be able to expand our production capacity to accommodate potential sales growth, with only limited delays for algae replication and growth, and that this would not constitute a significant limiting factor on future overall revenue growth.

Dependence on Customers

We are not dependent on any one customer or group of customers for our sales revenues.

Manufacturing

We manufacture our ProAlgaZyme product directly, using dedicated laboratory facilities on our own premises, and qualified technical staff.  After production, ProAlgaZyme is bottled in a third-party facility under our supervision to ensure product safety and integrity.  We have ordered the equipment necessary to bottle our product.  This equipment should be operational during the fourth quarter of 2006.

We are confident that, subject to the availability of cash resources, acquisition of the necessary materials and manufacture of our products should be scalable within a reasonable time to meet foreseeable increases in product demand.

Backlog

As of August 31, 2006, we had no backlog of orders.

Patent Rights

HEPI currently has two pending international patent applications covering various aspects of the ProAlgaZyme product and its production and uses.  The first application, PCT/US05/13375, covers methods for treating various diseases including immune disorders, diabetes, cardiovascular diseases, cancer, and arthritis.  The second application, filed on April 20, 2006, seeks to further expand patent coverage on the ProAlgaZyme product and its components, as well as the use of ProAlgaZyme and its components for the treatment of disease.  These patent applications enable us to seek patent rights on the ProAlgaZyme product and its uses in those areas of the world that we believe are appropriate.

18

Trademark Rights

During 2004, we filed to register the “ProAlgaZyme” trademarks with the United States Patent and Trademark Office (USPTO).

Our CEO, Mr. Howard R. Baer, has registered the following Internet domain names:

-

www.heponline.com

-

www.proalgazyme.com

-

www.mypaz.com

Mr. Baer allows us to the use of the foregoing Internet domain names at no charge.  Mr. Baer has agreed that he will not terminate our right to use these domain names as long as we are selling the ProAlgaZyme product.

Regulation

We do not believe that the products that we manufacture and market are subject to regulation by the Food and Drug Administration (“FDA”).  We believe that these products are properly designated as ‘dietary supplements’ within the category of vitamins, minerals, dietary supplements, and herbal products covered within the U.S. by the Dietary Supplement Health and Education Act of 1994 - commonly referred to as “DSHEA”.  As such, the products fall under the Federal Trade Commission (“FTC”), and do not require FDA approval for release.

We also believe, based on recent actions by the FDA and other governmental agencies, that public and legislative pressures upon the FDA will cause the FDA to extend to others its purview over the ‘nutraceutical’ industry progressively over time, and that, as a result, we – along with others in the nutraceutical industry - will be subject to regulation as to product quality and manufacture, and product related claims.  We will monitor carefully all such trends with the goal of ensuring that all necessary and appropriate governmental regulations relating to the safety and efficacy of our products will be observed as they are introduced and applied.

If we move into international sales, our product may also be subject to approval by certain foreign regulatory and safety agencies.  As a result, the export of our product to some countries may be limited or prohibited.  Our manufacturing processes and facilities may also be subject to review by Federal, State, or local health agencies or their representatives before export approval is granted.  Adverse findings from such reviews could result in various actions against us, including restriction of trading privileges, withdrawal of approvals, and product recall.  We cannot assure you that domestic or foreign regulatory agencies will give us the requisite approvals or clearances for any products under development on a timely basis, if at all.  Moreover, after clearance is given, these agencies can later withdraw the clearance or require us to change the product or its manufacturing process or labeling, to supply proof of its safety and effectiveness, or to recall, replace or refund the cost of the product, if it is shown to be hazardous or defective.  The process of obtaining clearance to market a product is costly and time-consuming and can delay the marketing and sale of such product.

19

Research and Development

Research

Our primary research emphasis has been on refinement of the ProAlgaZyme product and on bio-chemical analyses and internal and external clinical studies associated with the product.  From inception to June 30, 2006, we incurred an aggregate amount of $496,000 on research and development.  Of this amount, $235,000 has been incurred on internal research, mainly involved in the conduct of in-house testing and development of the ProAlgaZyme product and in conducting both ‘in vitro’ and ‘in vivo’ testing of ProAlgaZyme.  The remaining balance ($261,000) was incurred on external, clinically-based testing of ProAlgaZyme, conducted on both humans and animals.  To date, all of these amounts have been directly expensed as they have been incurred.

We have been focused on characterization of our ProAlgaZyme product and determining its effectiveness and method of action.  We have recently engaged several third parties to conduct testing directed toward further characterization of the product and determining its method of action and efficacy.  In May, 2006, we commenced two clinical trials in Cameroon, one of which is exploring the possible effects of ProAlgaZyme on HIV.  In particular, the trial is exploring ProAlgaZyme’s potential to reduce viral loads in patients with HIV.  The second trial is exploring ProAlgaZyme’s potential effects on C-Reactive Protein (CRP) levels and the inflammation process.  We expect the results of these studies in the fall of 2006.  Subject to the availability of sufficient funding, we plan to continue these research and development activities during the balance of 2006.  Historically, we have been funded by our CEO and through external sources.  We have in the past had difficulty raising substantial funds from external sources; however, we recently raised a limited amount of capital.  Mr. Baer, our CEO, may not in the future be in a position to make further advances to us.  We may not be able to raise the funding that we need to continue our research and development activities.  In the event that we are not able to secure sufficient funding to meet our research needs, we will be unable to pursue necessary research activities, in which case our ability to market ProAlgaZyme with objective clinical support for its efficacy will be impeded, thereby hindering our ability to generate sales revenue and impacting negatively our operating results.

Subject to the availability of sufficient funding, we estimate that we will, over the next 12 months, expend approximately $250,000 on research and development.  These expenditures may also need to be met from external funding sources.  As disclosed above, we have had difficulty raising funds from external sources, and Mr. Baer may not in the future be in a position to make further advances to us.  Thus, we may not be able to raise the funding that we need to continue our research and development activities.  In the event that these sources are not available or adequate to meet our research needs, we will be unable to pursue our research activities, in which case, our ability to market ProAlgaZyme with objective clinical support for its characterization, method of action and efficacy, will continue to be impeded, thereby severely hindering our ability to generate sales revenue and adversely affecting our operating results.

Tiffany Thomas is the Director of our Research and Development activities.  The Director, subject to the input of the Science Board, is involved in the preparation and management of in-house clinical studies, in the establishment of protocols for independent external studies, and in monitoring, interpretation, and submission of data as required to third parties conducting studies.

Compliance with Environmental Laws

We believe that we are, in all material respects, in compliance with local, State, and Federal environmental laws applicable to our manufacturing, waste disposal, and bottling operations, and we have prepared appropriate documentation as to our current operational procedures, standards, and guidelines in order to comply with applicable environmental laws.  The cost of this compliance activity to date has not been material, and has been absorbed within our general operations overhead.

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Employees

As of June 30, 2006, we had 6 full-time employees, positioned as follows:  2 employees in manufacturing and research and development, 2 employees in business development, marketing, sales and support services, and 2 employees in finance and administration.  In addition, we have three part-time employees, two of whom are in production and one of whom is in finance.  We believe that our employee relations are harmonious.  No employee is represented by a union.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

During November, 2003, we acquired Health Enhancement Corporation, and changed our name from Western Glory Hole, Inc. to Health Enhancement Products, Inc.  Accordingly, no meaningful comparison of revenues and expenses for 2003 and 2004 can be made.  Western Glory Hole, Inc. was a development stage company and had no operations during the year ended December 31, 2002 or during the year ended December 31, 2003, until its acquisition of Health Enhancement Corporation in November, 2003.

While sales of our sole product, ProAlgaZyme, have increased, we continue to be engaged in ongoing research and development.  To date, we have had only limited revenue ($179,000 for the six months ended June 30, 2006, and approximately $96,000 and $49,000 in 2005 and 2004, respectively).  We have been incurring significant operating losses and negative cash flow.  Historically, we have experienced an ongoing working capital deficiency; however, our working capital position has recently improved, as a result of our raising $1,674,700 in net proceeds from the private sale of 3,349,400 shares of our common stock from  May through July, 2006.  Historically, we have been dependent upon our CEO and external sources for our continued funding.  We have from time to time had difficulty raising capital from independent third parties.  Our CEO may not in the future have the ability to continue to provide us sufficient funds to finance our business operations.  These factors raise substantial doubt about our ability to continue as a going concern.  If we are unable to obtain additional funding over the long term, we may be unable to continue as a going concern, in which case you would suffer a total loss of your investment in our company.

Critical Accounting Policies

The Accompanying discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America "US GAAP"). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and all available information. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. US GAAP requires us to make estimates and judgments in several areas, including those related to recording various accruals, income taxes, the useful lives of long-lived assets, such as property and equipment and intangible assets, and potential losses from contingencies and litigation. We believe the policies discussed below are the most critical to our financial statements because they are affected significantly by management's judgments, assumptions and estimates.

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Income taxes

We account for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes," the objective of which is to establish deferred tax asset and liabilities for the temporary differences between the financial reporting and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements - Share Based Payment

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123R ("SFAS 123R") "Share Based Payment", a revision of Statement No. 123, "Accounting for Stock Based Compensation." This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards. The Company adopted SFAS 123R, effective January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption.

Results of Operations for the six months ended June 30, 2006 and June 30, 2005

Net Sales

Net sales were $179,000 and $13,000 in the six months ended June 30, 2006 and 2005, respectively.  These sales reflect exclusively revenues from the ProAlgaZyme product.  The ProAlgaZyme product has also been marketed under the name “AlphaSystem Replenisher” (“ASR”).

We believe that our inability in 2005 to arrange for external trials regarding our ProAlgaZyme product, coupled with limitations on our ability to promote our product, has contributed to a low level of net sales.  Although our ProAlgaZyme product is available for sale and we are exploring various potential marketing opportunities, as well as advertising the product on a limited basis, we expect only limited sales revenue until at least the fourth quarter of 2006.  We believe that our ability to generate sales of the ProAlgaZyme product will depend upon, among other things, further characterization of the product, identification of its method of action and obtaining further evidence of its efficacy, as well as additional advertising.  The testing necessary to further characterizing the product, identifying its method of action and establishing its effectiveness is ongoing.

As previously disclosed, we have suspended sales and marketing of the ReplenTish product.  Thus, we expect no revenue from our ReplenTish product for the foreseeable future.

On November 11, 2005, we entered into an Agreement with Suarez Corporation Industries, a diversified distribution company (“Suarez”).  Under the terms of the Agreement, Suarez was to test market our ProAlgaZyme product for about six weeks.  Suarez purchased ProAlgaZyme from us in connection with this Agreement.  Under the Agreement, if Suarez determined that the test marketing was successful, we and Suarez were to negotiate an exclusive agreement under which Suarez would purchase the product from us and resell it as a weight-loss product.  Though our Agreement has since expired, we are still exploring with Suarez the possibility of Suarez distributing our product.  Suarez recently purchased an additional quantity of ProAlgaZyme.  Although we are hopeful that we will be able to enter into an Agreement with Suarez that will ultimately lead to a meaningful increase in our sales revenue, we cannot be sure what the outcome of our discussions with Suarez will be.

Although our revenues have grown, until we receive further positive test results regarding ProAlgaZyme’s method of action and efficacy, we may not have meaningful sales revenue.  Even if we receive positive test results,  we cannot be sure that they will lead to an increase in our sales revenue.

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Cost of Sales

Total cost of sales was $139,882 and $47,641 for the six months ended June 30, 2006 and 2005, respectively.  Cost of sales represents primarily costs related to raw materials, labor and the laboratory and controlled production environment necessary for the growing of the algae cultures that constitute the source of the phytopercolate within the ProAlgaZyme product, and for conducting the necessary harvesting and production operations in preparing the product for sale.  The increase in cost of sales was due to the increase in sales.

Gross Profit (Loss)

Total gross profit (loss) was $38,858 and ($34,312) for the six months ended June 30, 2006 and 2005, respectively.  The negative gross profit for the six months ended June 30, 2005 was due to limited sales, leading to cost of sales – much of which reflected relatively fixed production expenses for the ProAlgaZyme product - exceeding sales revenues.  For the six months ended June 30, 2006, the gross profit was due to the increase in our sales volume.

Research and Development Expenses

For the six months ended June 30, 2006 and 2005, we incurred $130,561 and $32,150 on research and development expenses, respectively.  These expenses are comprised of costs associated with internal and external research.  We incurred $45,443 and $7,815 on internal clinical studies (and related research) during the six months ended June 30, 2006 and 2005, respectively.  The increase in internal research expenses was due to the increased use of outside research consultants, partially offset by a decrease in payroll associated with internal research.  We expect internal research and development to increase further in 2006, subject to the availability of sufficient funding.  In addition, we incurred $85,118 and $30,335 on external clinical studies during the six months ended June 30, 2006 and 2005, respectively.  This increase in external research expense was due primarily to an increase in the amount of activity related to external trials.  We expect external research and development to increase substantially in 2006.

We have recently engaged several third parties to conduct testing directed toward further characterization of the product and determining its method of action and efficacy.  In May, 2006, we commenced two clinical trials in Cameroon, one of which is exploring the possible effects of ProAlgaZyme on HIV.  In particular, the trial is exploring ProAlgaZyme’s potential to reduce viral loads in patients with HIV.  The second trial is exploring ProAlgaZyme’s potential effects on C-Reactive Protein (CRP) levels and the inflammation process.  We expect the results of these studies in the fall of 2006.  Subject to the availability of sufficient funding, we plan to continue these research and development activities during the balance of 2006.  Historically, we have been funded by our CEO and through external sources.  We have in the past had difficulty raising substantial funds from external sources; however, we recently raised a limited amount of capital.  Mr. Baer, our CEO, may not in the future be in a position to make further advances to us.  We may not be able to raise the funding that we need to continue our research and development activities.  In the event that we are not able to secure sufficient funding to meet our research needs, we will be unable to pursue necessary research activities, in which case our ability to market ProAlgaZyme with objective clinical support for its efficacy is be impeded, thereby hindering our ability to generate sales revenue and impacting negatively our operating results.

Selling and Marketing Expenses

Selling and marketing expenses were $128,491 and $40,428 for the six months ended June 30, 2006 and 2005, respectively.  The increase in selling and marketing expenses was due primarily to an increase in advertising expenses, as well as an increase in shipping costs due to increased sales.

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We are not currently engaged in any significant advertising or marketing related activities.  However, we intend to continue to direct selling efforts to existing ProAlgaZyme users.  In addition, we are exploring the establishment of additional distribution channels for ProAlgaZyme.  The limit on our ability thus far to advertise our product (due to the need for additional testing) has had and, until we are able to advertise our product based upon the results of clinical trials further demonstrating its efficacy, will continue to have, a material adverse effect on sales revenue and operating results.  We intend to continue to pursue clinical study of our product and, subject to the results of such testing, increase advertising during the fourth quarter of 2006, subject to availability of sufficient funding.

General and Administrative Expenses

General and administrative expense was $1,919,893 (includes $1,258,260 in non-cash stock based charges) and $547,325 for the six months ended June 30, 2006 and 2005, respectively.  The increase for the six months ended June 30, 2006 is due primarily to an increase of $1,205,000 in fees to outside consultants (all of which represented non-cash stock based charges) and an increase of $75,000 in legal fees.

Interest/Other Expense

Interest expense was $36,522 and $37,009 for the six months ended June 30, 2006 and 2005, respectively.

During the six months ended June 30, 2005, we recognized amortization of deferred finance costs of $30,000, representing the remainder of such defined costs related to the issuance of two Promissory Notes on November 26, 2004 in the aggregate principal amount of $150,000, which were repaid February 15, 2005.

Results of Operations for Years Ended December 31, 2005 and 2004

Net Sales

Net sales for the year ended December 31, 2005 were $95,967, as compared to $49,058 for the year ended December 31, 2004.  These revenues reflect primarily sales of the ProAlgaZyme product, which currently is our sole product.  The ProAlgaZyme product has also been marketed under the name “AlphaSystem Replenisher” (“ASR”).

We believe that our inability in 2005 to arrange for external trials regarding our ProAlgaZyme product, coupled with limitations on our ability to promote our product, has contributed to a low level of net sales.  Although our ProAlgaZyme product is available for sale and we are exploring various potential marketing opportunities, as well as advertising the product on a limited basis, we expect only limited sales revenue until at least the fourth quarter of 2006.  We believe that our ability to generate sales of the ProAlgaZyme product will depend upon, among other things, further characterization of the product, identification of its method of action and obtaining further evidence of its efficacy, as well as additional advertising.  The testing necessary to further characterizing the product, identifying its method of action and establishing its effectiveness is ongoing.

As noted above, we have suspended sales and marketing of the ReplenTish product.  Thus, we expect no revenue from our ReplenTish product for the foreseeable future.

In addition, we announced in September, 2004 that we were unable to proceed at that time with our earlier plans for the 2004 release of our Zodiac Herbal Vitamins products.  Subsequently, we abandoned the Zodiac product line.

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On November 11, 2005, we entered into an Agreement with Suarez Corporation Industries, a diversified distribution company (“Suarez”).  Under the terms of the Agreement, Suarez was to test market our ProAlgaZyme product for about six weeks.  Suarez purchased ProAlgaZyme from us in connection with this Agreement.  Under the Agreement, if Suarez determined that the test marketing was successful, we and Suarez were to negotiate an exclusive agreement under which Suarez would purchase the product from us and resell it as a weight-loss product.  Though our Agreement has since expired, we are still exploring with Suarez the possibility of Suarez distributing our product.  Suarez recently purchased an additional quantity of ProAlgaZyme.  Although we are hopeful that we will be able to enter into an Agreement with Suarez that will ultimately lead to a meaningful increase in our sales revenue, we cannot be sure what the outcome of our discussions with Suarez will be.

Although our revenues have grown, until we receive further positive test results regarding ProAlgaZyme’s method of action and efficacy, we may not have meaningful sales revenue.  Even if we receive positive test results,  we cannot be sure that they will lead to an increase in our sales revenue.

Cost of Sales

Cost of sales was $191,663 for the year ended December 31, 2005, as compared to $75,284 for the comparable period in 2004.  The increase in cost of sales is due primarily to the higher levels of production associated with increased sales of our ProAlgaZyme product.  Cost of sales represents primarily costs related to raw materials, labor and the laboratory and controlled production environment necessary for the growing of the algae cultures that constitute the source of the phytopercolate within the ProAlgaZyme product, and for conducting the necessary harvesting and production operations in preparing the product for sale.

Gross Profit (Loss)

Gross profit (loss) was $(95,696) for the year ended December 31, 2005, as compared to ($26,226) for the comparable period in 2004.  The negative gross profit for the reported periods is due to limited sales, leading to cost of sales – much of which reflects relatively fixed production expenses for the ProAlgaZyme product - exceeding sales revenues.  If we are able to realize a significant increase in sales, it is expected that gross profit would become positive.  However, we cannot assure you that we will achieve an increase in sales.

Research and Development Expenses

For the year ended December 31, 2005, we incurred $118,000 in research and development expenses, as compared to $192,000 for the comparable period in 2004.  These expenses are comprised of costs associated with internal and external research.  Internal research and development was $76,707 in 2005, compared to $57,627 in 2004.  The increase was due to the increased use of outside research consultants, partially offset by a decrease in payroll associated with internal research.  We expect internal research and development to increase in 2006, subject to the availability of sufficient funding.  External research and development decreased approximately $94,000 in 2005 to $41,402, compared to $134,699 in 2004.  This decrease was due primarily to a decrease in the amount of activity related to external trials.  We expect external research and development to increase in 2006.  The significant curtailment of research and development spending was due primarily to our inability to arrange for external trials in 2005.  We increased our research and development activity during the three months ended December 31, 2005, compared with the comparable period in 2004.

We recently commissioned an external study to determine whether ProAlgaZyme is effective in reducing the level of CRP.   Because the laboratory we engaged was not meeting our expectations regarding execution of the study, we have since terminated this study and are pursuing a similar study with a different laboratory.

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In addition, we have recently engaged several third parties to conduct testing directed toward further characterization of the product and determining its method of action and efficacy.  Subject to the availability of sufficient funding, we plan to continue these research and development activities during the balance of 2006.  Historically, we have been funded by our CEO and through external sources.  We have in the past had difficulty raising funds from external sources; however, we recently raised a limited amount of capital.  Mr. Baer, our CEO, may not in the future be in a position to make further advances to us.  We may not be able to raise the funding that we need to continue our research and development activities.  In the event that we are not able to secure sufficient funding to meet our research needs, we will be unable to pursue necessary research activities, in which case our ability to market ProAlgaZyme with objective clinical support for its efficacy will be impeded, thereby hindering our ability to generate sales revenue and impacting negatively our operating results.

Selling and Marketing Expenses

Selling and marketing expenses were $132,087 for the year ended December 31, 2005, as compared to $256,224 for the year ended December 31, 2004.    The decrease in selling and marketing expenses was due primarily to a decrease in advertising and consulting related expenses, partially offset by an increase in bonuses to our sales staff.  During 2004, we implemented a new marketing approach involving the direct sale of the ProAlgaZyme product (using the name “AlphaSystem Replenisher”) to distributors.  Selling and marketing expenses in 2004 consisted primarily of consulting fees related to the development and implementation of this direct selling model and related personnel costs.  We have since abandoned this approach, as it was not effective.  Thus, the decrease in advertising and marketing in 2005, compared to 2004, was due primarily to our having abandoned this direct selling approach.

Currently, we are pursuing only limited advertising and marketing related activities.  We intend to continue to direct selling efforts to existing ProAlgaZyme users.  In addition, we are exploring the establishment of additional distribution channels for ProAlgaZyme.  The limit on our ability thus far to advertise our product (due to the need for additional testing) has had and, until we are able to advertise our product based upon the results of clinical trials further demonstrating its efficacy, will continue to have, a material adverse effect on sales revenue and operating results.  We intend to continue to pursue clinical study of our product and, subject to the results of such testing, increase advertising in 2006, subject to availability of sufficient funding.

General and Administrative Expenses

General and administrative expenses increased approximately $205,000 to $2,833,709 in 2005, compared to $2,628,919 in 2004.  The increase in general and administrative expenses was due primarily to increased stock based compensation expense, partially offset by reduced legal and accounting fees and outside consulting fees related to the acquisition of the Zodiac product line.

Impairment Loss

During the year ended December 31, 2004, we acquired the trademarks and formulas relating to Zodiac Herbal Vitamins and Zodiac Herbal Teas - at an original cost of $730,000, based on the market value of the 200,000 shares of our common stock exchanged for these assets at the date of acquisition.  During the year ended December 31, 2004, we reviewed the carrying value of these assets to assess whether such value exceeded the present value of their future operating cash flows.  In each case, we determined that the assets’ carrying values were impaired.  As a result, during the year ended December 31, 2004, we recognized impairment losses in the aggregate amount of $730,000, effectively reducing the carrying value of these assets to $0 at December 31, 2004.  We did not recognize any impairment losses in the year ended December 31, 2005.  As disclosed elsewhere in this report, we have abandoned the Zodiac product line.

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Finance Costs Paid in Stocks and Warrants

During the year ended December 31, 2005, we incurred approximately $2.8 million in non-cash finance costs paid in stocks and warrants.  Excluding the effect of these non-cash finance costs, our net loss for the ended December 31, 2005 would have been approximately $3.1 million.  These non-cash finance costs were required under applicable accounting rules to be recorded in connection with our CEO’s conversion of $538,000 of indebtedness we owed him into common stock and warrants to purchase common stock.  Under these accounting rules, we believe that the common stock is required to be valued at the quoted market price and the warrants are required to be valued using the Black-Scholes option pricing model.  As described elsewhere in this report, from June until August 2005 we were engaged in a private placement of common stock and warrants in which we sold an aggregate of 5,675,000 shares of common stock and warrants to purchase 7,093,750 shares of common stock, at an exercise price of $.10 per share, for total consideration of $567,500.  The pricing for this offering to unrelated third parties was $1 per unit, each unit consisting of 10 shares of common stock and warrants to purchase 12.5 shares of common stock, at an exercise price of $.10 per share for a term of three years.  Our CEO converted, during the period of this offering, $538,000 of indebtedness we owed him into 5,000,000 shares of common stock and warrants to purchase 6,250,000 shares of common stock, at an exercise price of $.15 per share (with a cashless exercise feature)

If our CEO had converted the $538,000 in indebtedness we owed him on the same terms and conditions as the investors in the private offering, he would have received 5,380,000 shares of common stock (instead of the 5,000,000 he actually received) and warrants to purchase 6,725,000 shares of common stock (instead of the 6,250,000 he actually received), at an exercise price of $.10 per share (without a cashless exercise feature) (instead of his $.15 exercise price per share).  Thus, although the warrant has a cashless exercise feature, the CEO received 380,000 fewer shares of common stock and 475,000 fewer warrants (at a 33% higher exercise price) than an investor would have received under the terms of the private offering.  Based on the foregoing, we believe that the value of the common stock and warrants issued to our CEO in connection with his conversion was not greater than the dollar amount of indebtedness he converted.

Deferred Finance Costs

We incurred Deferred Finance Costs of $30,000 and $15,000 during the year ended December 31, 2005 and 2004, respectively.  This was due to our November 2004 issuance of two Promissory Notes of three months duration for an aggregate total financing of $150,000.  Under these Notes, we issued 75,000 shares of our common stock.  These shares were valued at $45,000.00 (or $0.60 per share), based on the quoted price of our common stock on the date of issuance.  Deferred finance costs of $45,000 related to the value of these issued shares were amortized at the rate of $15,000 per month over three months, the lives of the related debts.

Interest/Other Expense

During the year ended December 31, 2005, we incurred $77,623 in interest expense, as compared to interest expense of $1,305 for the year ended December 31, 2004.  The increase in interest expense is due primarily to the interest we incurred ($71,000) on the note payable to our CEO.

Liquidity and Capital Resources

The consolidated financial statements contained in this Report have been prepared on a ‘going concern’ basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  For the reasons discussed herein, there is a significant risk that we will be unable to continue as a going concern, in which case, you would suffer a total loss of your investment in our company.

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We have had limited revenue ($179,000 for the six months ended June 30, 2006 and $96,000 for the year ended December 31, 2005) and have incurred significant net losses since inception, including a net loss of $2.2 million and $6 million during the six months ended June 30, 2006 and the year ended December 31, 2005, respectively, and an aggregate net loss of $12.5 million since inception (includes $1.3 million, $4.3 million and $6.1 million in non cash stock based charges, respectively).  We expect only limited sales revenue until at least the fourth quarter of 2006.  Further, since inception, we have incurred negative cash flow from operations.  During the six months ended June 30, 2006 and the year ended December 31, 2005, we incurred negative cash flows from operations of $942,025 and $1.6 million, respectively.  As of June 30, 2006, we had a working capital deficiency of approximately $837,843 and a stockholders’ deficiency of approximately $720,096.  From May through July 2006, we raised approximately $1,674,700 in net proceeds from the private sale of 3,349,400 shares of common stock.  As a result, as of September 15, 2006, our working capital position had improved, compared to the deficiency that existed as of June 30, 2006.  We are largely dependent upon Howard R. Baer, our CEO, and external sources for funding.  Mr. Baer may not in the future be in a position to provide us with further advances, and, although we recently raised a limited amount of capital, we have had difficulty in raising substantial capital from external sources.  These factors raise substantial doubt about our ability to continue as a going concern.

During the six months ended June 30, 2006 and 2005, our operating activities used approximately $942,025 and $828,194 in cash, respectively.  During the year ended December 31, 2005, our operating activities used $1.6 million cash.  Our financing activities generated $646,522 and $929,035 during the six months ended June 30, 2006 and 2005, respectively. The decrease in cash generated by our financing activities in the first half of 2006 was due primarily to a decrease in the amount of funds loaned to us by our CEO, partially offset by increased proceeds from the private sale of our common stock.  During 2005, our financing activities generated $2.3 million in cash, comprised of $900,000 in advances from our CEO and $1.65 million in net proceeds from equity sales, partially offset by repayments of indebtedness in the amount of $280,000.  Mr. Baer has provided an additional $55,000 in advances since June 30, 2006, and has been repaid $20,900 since such date.  However, from May until July 2006, we raised $1,674,700 in net proceeds from the private sale of an aggregate of 3,349,400 shares of our common stock, at a price of $.50 per share.

Although we have recently raised a limited amount of capital, we continue to experience a shortage of capital.  As noted above, we have been largely dependent upon Howard R. Baer, our CEO, and external sources for funding.  Our dependence on Mr. Baer for funding decreased substantially, however, during the six months ended June 30, 2006, compared with the comparable prior period.  Mr. Baer may not in the future be in a position to provide us with further advances and, although we recently raised a limited amount of capital, we have in the past had difficulty in raising substantial capital from external sources.  These factors raise substantial doubt about our ability to continue as a going concern.  If we are not able to obtain additional funding in the near term, we may not be able to continue as a going concern, in which case, you would suffer a total loss of your investment in our company.

Mr. Baer, our CEO, has advanced us an aggregate of $1,642,375 from inception to June 30, 2006, including an aggregate of $886,035 during 2005.  Since inception, we have repaid Mr. Baer a total of $434,730 in cash. On February 15, 2005, we entered into a Promissory Note (“Note”), a Security Agreement and a Patent Security Agreement with Mr. Baer (such documents are collectively hereinafter referred to as the “Loan Documents”), under which we were indebted to Mr. Baer in the aggregate amount of $847,359.  On March 25, 2005, we, Mr. Baer and our wholly-owned subsidiary, Health Enhancement Corporation (“HEC”), executed and delivered a Joinder Agreement and First Amendment, which had the effect of making HEC a party to the Loan Documents, including as a co-maker of the Note.  As a result of entering into the Joinder Agreement and First Amendment, in addition to being a co-maker under the Note, HEC granted Mr. Baer a security interest in all of its assets related to the ProAlgaZyme product.

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As of July 8, 2005, the Note was in the principal amount of $1,244,744.  On July 8, 2005, Mr. Baer converted an aggregate of $538,000 of indebtedness (consisting of $500,000 in principal and $38,000 of interest) we owed him into 5,000,000 shares of our common stock and warrants to purchase 6,250,000 shares of our common stock, at an exercise price of $.15 per share.  After giving effect to the conversion, we owed Mr. Baer approximately $745,000 in principal.  We incurred non-cash financing charges in the amount of $2,758,000 in connection with this conversion.  We have since made net repayments to Mr. Baer of approximately $112,763, leaving a principal balance of approximately $687,000 at September 15, 2006.

The Note bears interest at the rate of 10% per annum.  Commencing thirty (30) days after written demand by Mr. Baer, the principal amount and accrued interest under the Note will be payable in twelve (12) equal monthly installments.  Under the Security Agreements, we, in order to secure our obligations under the Note, granted Mr. Baer a security interest in all our assets that are related to the ProAlgaZyme product.  The principal amount under the Note may be increased from time to time by the amount of any further advances to us by Mr. Baer; however, Mr. Baer is in no way obligated to make further advances to us.

If Mr. Baer demands repayment of the Note, we may not have the ability to make the payments required by the Loan Documents, in which case there would be an “event of default” under the Loan Documents and Mr. Baer would be able to foreclose on all of our (and HEC’s) assets related to our ProAlgaZyme product.  If Mr. Baer were to demand repayment of the Note now, we would not be able to make the required payments and there would be an “event of default” under the Loan Documents.

Since June 30, 2006, we paid our CEO, Mr. Baer, $78,237 in accrued salary owing to Mr. Baer for services rendered through December, 2005, and $20,763 against his note payable.

We estimate that we will require approximately $1,000,000 in cash over the next twelve months in order to fund our operations, not including legal fees in connection with the investigation by the Securities and Exchange Commission (see below).  Based on this cash requirement, we may need additional funding in the near term.  For the foreseeable future, we do not expect that sales revenues will be sufficient to fund our cash requirements.  Historically, we have had difficulty raising substantial funds from external sources; however, we recently were able to raise a limited amount of capital from outside sources.  In addition to external sources, we have been dependent for our funding on advances from our CEO, Mr. Howard R. Baer.  We cannot assure you that Mr. Baer will, in the future, be able or willing to advance us additional funds.  Nor can we assure you that we will be able to obtain from external sources the funds that we need to continue our operations or meet our long term requirements.  If we are not able to raise the funds necessary to meet our funding requirements, we may be unable to continue as a going concern, in which case you will suffer a total loss of your investment in our company.

As described in the section captioned “Legal Proceedings”, we are subject to an ongoing formal investigation by the Securities and Exchange Commission.  The cost of legal representation in connection with this investigation has been, and will continue to be, substantial, until the matter is resolved.  From April 2004 through June 30, 2006, we incurred legal fees and costs of approximately $660,000 in connection with this matter.  As described in Note 7 under “Legal Proceedings”, we are currently in discussions with the SEC staff concerning a possible consensual resolution of the Investigation.  Accordingly, while we expect that we will continue to incur significant legal fees pending resolution of the investigation, we expect that future legal fees will be significantly less than legal fees incurred through June 30, 2006.  The cash that will be required to pay these fees is in addition to the cash requirements described in the preceding paragraph.

We have only limited product liability insurance.  If a product claim were successfully made against us, there could be a material adverse effect on our financial condition.

29

Consulting Contract

On November 30, 2005, we entered into a consulting agreement with an individual consultant, for a one year term.  Under the agreement, the consultant will provide general business consulting services.  In consideration for such services, we issued the consultant a warrant to purchase 250,000 shares of common stock, at an exercise price of $.60 per share.  Such warrant was valued at $322,401, using the Black-Scholes pricing model, and such value is being amortized over the term of the agreement.  Amortization expense amounted to $69,086 during 2005. Further, we agreed, subject to further discussions with the consultant (including with respect to the determination of specific milestones to be achieved), to issue the consultant a warrant to purchase 1 million shares of common stock, at an exercise price of $.60 per share for a term of three years.  Such warrant has not yet been issued, because such further discussions have not yet occurred.

Significant elements of income or loss not arising from our continuing operations

We do not expect to experience any significant elements of income or loss other than those arising from our continuing operation.

Seasonality

Our product is directed to the improvement of the health of our consumers, and we do not expect that operating results will be affected materially by seasonal factors.  In addition, ProAlgaZyme is cultivated in a climate-controlled laboratory environment, not subject to seasonal growing effects or influences.

Staffing

We have conducted all of our activities since inception with a minimum level of qualified staff.  We currently do not expect a significant increase in staff.

Off-Balance Sheet arrangements

We have no off-Balance Sheet arrangements that would create contingent or other forms of liability.

DESCRIPTION OF PROPERTY

On December 9, 2004, we entered into a lease, dated as of November 1, 2004, with Evans Road, LLC (a company owned by our CEO, Howard R. Baer), under which we leased approximately 5,000 sq. ft. for a new corporate headquarters and production facility located in Scottsdale, Arizona.  We relocated to the new facility in the first quarter of 2005, as we required additional space for our laboratory, testing and growing facilities.  In addition, we desired to consolidate our corporate headquarters and production facility.  Evans Road, LLC expended a substantial amount of money on building improvements in order to this facility in order to meet our requirements.   The lease had a term of 15 years, subject to the right of either party to terminate the lease after 7.5 years, and provided for base monthly rent in the amount of $8,700 plus monthly taxes.  In February, 2005, Evans Road, LLC sold the building which was leased to us, and our CEO, Howard R. Baer, leased such building back from the buyer under a master lease.   Our CEO continued to lease the building, as master lessor, to us, under the terms and conditions described above, until March 31, 2006.  On April 12, 2006, we entered into an Amended and Restated Sublease with Mr. Baer (effective as of April 1, 2006) (the “Amended and Restated Sublease”).  During 2004, we paid Evans Road, LLC approximately $26,596, representing $17,730 in rent and a security deposit of $8,865.  During 2005, we paid Evans Road, LLC  $106,380 in rent.

30

Under the terms of the Amended and Restated Sublease, we are leasing an aggregate of approximately 15,000 square feet, of which we are occupying approximately 8,400 square feet, consisting of approximately 6,710 square feet of office space and 1,700 square feet of production space.  We are subleasing the remaining 6,600 square feet to a third party under a month to month tenancy at a rate of approximately $7,000 per month, plus rental taxes and electricity.  We can terminate this sublease upon thirty (30) days written notice to our subtenant.  We believe that we may need additional space in the foreseeable future, and that this space would be suitable for an expansion of our production and office facilities.

The Amended and Restated Sublease expires on February 9, 2020, provided that we have the unilateral right to terminate the Lease is less than 7 years from now (June 30, 2013).  The annual base rent for the 15,000 square foot facility is approximately $237,000 and is payable in equal monthly installments of approximately $20,000.  The annual base rent is subject to increase annually in an amount equal to the greater of 2.5% of the prior year’s base rent and the percentage increase in the Consumer Price Index.  We are obligated to pay an additional security deposit of approximately $110,000, following which we will have paid an aggregate security deposit equal to six months base rent.  This additional security deposit will be paid in eighteen equal monthly installments of approximately $6,000, commencing in August, 2006.  The Amended and Restated Sublease is a “net lease”, which means that we are responsible for the real estate taxes, maintenance and repairs related to the premises we are leasing from the CEO.

We entered into a lease effective September 1, 2006, for additional warehouse space in Scottsdale, Arizona.  The premises consist of 1,850 square feet of space.  The lease has a term of two years and a monthly rent of approximately $2,200, plus our pro-rata share of certain expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into several transactions with Mr. Howard R. Baer, our CEO.

By way of background, on December 9, 2004, we entered into a lease, dated as of November 1, 2004, with Evans Road, LLC (a company owned by our CEO, Howard R. Baer), under which we leased approximately 5,000 sq. ft. for a new corporate headquarters and production facility in Scottsdale, Arizona.  We relocated to the new facility in the first quarter of 2005, as we required additional space for our laboratory, testing and growing facilities.  In addition, we desired to consolidate our corporate headquarters and production facility.  Evans Road, LLC had expended a substantial amount of money on building improvements in order to meet our requirements for this facility.   The lease had a term of 15 years, subject to the right of either party to terminate the lease after 7.5 years, and provided for base monthly rent in the amount of $8,700 plus monthly taxes.  In February, 2005, Evans Road, LLC sold the building which was leased to us, and our CEO, Howard R. Baer, leased such building back from the buyer under a master lease.   Evans Road, LLC continued to lease the building, as master lessor, to us, under the terms and conditions described above, until March 31, 2006.  On April 12, 2006, we entered into an Amended and Restated Sublease with Mr. Baer (effective as of April 1, 2006) (the “Amended and Restated Sublease”).  During 2004, we paid Evans Road LLC approximately $26,596, representing $17,731 in rent and a security deposit of $8,865.  During 2005, we paid Evans Road, LLC approximately $106,380 in rent.

Under the terms of the Amended and Restated Sublease, we are leasing an aggregate of approximately 15,000 square feet, of which we are occupying approximately 8,400 square feet, consisting of approximately 6,710 square feet of office space and 1,700 squarer feet of production space.  We are subleasing the remaining 6,600 square feet to a third party under a month to month tenancy at a rate of approximately $7,000 per month, plus rental taxes and electricity.  We can terminate this sublease upon thirty (30) days written notice to our subtenant.  We believe that we may need additional space in the foreseeable future, and that this space would be suitable for an expansion of our production and office facilities.

31

The Amended and Restated Sublease expires on February 9, 2020, provided that we have the unilateral right to terminate the Lease in less than 7 years from now (March 31, 2013).  The annual base rent for the 15,000 square foot facility is approximately $237,000 and is payable in equal monthly installments of approximately $20,000.  The annual base rent is subject to increase annually in an amount equal to the greater of 2.5% of the prior year’s base rent and the percentage increase in the Consumer Price Index.  We are obligated to pay an additional security deposit of approximately $110,000, following which we will have paid an aggregate security deposit equal to six months base rent.  This additional security deposit will be paid in eighteen equal monthly installments of approximately $6,000, commencing in August, 2006.  The Amended and Restated Sublease is a “net lease”, which means that we are responsible for the real estate taxes, maintenance and repairs related to the premises we are leasing.

We lease certain equipment from an entity owned by Mr. Baer.  The lease payments equal Mr. Baer’s debt service on the equipment.  Mr. Baer has stated that he intends to cause the equipment to be transferred to us, for no consideration, once the note is paid in full.  During 2004, we paid $9,114 in lease payments for this equipment.  During 2005, we paid $9,031 in lease payments for this equipment.

We also lease a delivery van from Mr. Baer.  The lease payments equal Mr. Baer’s debt service on the vehicle.  Mr. Baer has stated that he intends to transfer the vehicle to us, for no consideration, once the note is paid in full.  During 2004, we paid $4,621 in lease payments to Mr. Baer for this vehicle.  During 2005, we paid $4,640 in lease payments to Mr. Baer for this vehicle.

We have paid for advertising space on www.politics.com, an internet site which was owned by Mr. Baer.  During 2004, we paid $13,750 to Politics.com, Inc. (an entity controlled by Mr. Baer) for advertising space.  At December 31, 2004, there were no advertising fees payable to Politics.com.  During 2005, we made no payments to Polictics.com, Inc..

As disclosed above, during the period from inception to December 31, 2005, Mr. Baer advanced $1,582,735 to us.  During the same period, he was repaid a total of $897,489 and there were adjustments to his advance account amounting to $11,341, leaving an outstanding balance of $673,905 due to Mr. Baer as of December 31, 2005.  In addition, Mr. Baer advanced us $55,000 on May 3, 2006.  As of September 15, 2006, we owed Mr. Baer $687,000 in principal.

Since December 31, 2005, Mr. Baer advanced us an aggregate of $55,000.  Thus, from inception through June 30, 2006, Mr. Baer advanced us an aggregate of $1,637,735.  From inception through June 30, 2006, we have repaid Mr. Baer a total of $430,384 in cash. On February 15, 2005, we entered into a Promissory Note (“Note”), a Security Agreement and a Patent Security Agreement with Mr. Baer (such documents are collectively hereinafter referred to as the “Loan Documents”), under which we were indebted to Mr. Baer in the aggregate amount of $847,359.  On March 25, 2005, we, Mr. Baer and our wholly-owned subsidiary, Health Enhancement Corporation (“HEC”), executed and delivered a Joinder Agreement and First Amendment, which had the effect of making HEC a party to the Loan Documents, including as a co-maker of the Note.  As a result of entering into the Joinder Agreement and First Amendment, in addition to being a co-maker under the Note, HEC granted Mr. Baer a security interest in all of its assets related to the ProAlgaZyme product.

As of July 8, 2005, the Note was in the principal amount of $1,244,744.  On July 8, 2005, Mr. Baer converted an aggregate of $538,000 of indebtedness (consisting of $500,000 in principal and $38,000 of interest) we owed him into 5,000,000 shares of our common stock and warrants to purchase 6,250,000 shares of our common stock, at an exercise price of $.15 per share.  After giving effect to the conversion, we owed Mr. Baer approximately $745,000 in principal.  We incurred non-cash financing charges in the amount of $2,758,000 in connection with this conversion.  As of June 30, 2006, we owed Mr. Baer $707,351 in principal under the Note.  Since June 30, 2006, we have made net repayments to Mr. Baer of $20,763 leaving a principal balance of $686,588 at September 15, 2006.

32

The Note bears interest at the rate of 10% per annum.  Commencing thirty (30) days after written demand by Mr. Baer, the principal amount and accrued interest under the Note will be payable in twelve (12) equal monthly installments.  Under the Security Agreements, we, in order to secure our obligations under the Note, granted Mr. Baer a security interest in all our assets that are related to the ProAlgaZyme product.  The principal amount under the Note may be increased from time to time by the amount of any further advances to us by Mr. Baer; however, Mr. Baer is in no way obligated to make further advances to us.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price range of Common Stock

Our common stock is quoted on the National Association of Securities Dealers, Inc’s. OTC Bulletin Board under the symbol “HEPI.”  The following table sets forth the range of high and low bid information as reported on the OTC Bulletin Board by quarter for the last two fiscal years and the quarter ended June 30, 2006.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ending December 31, 2004
First Quarter	$7.70	$1.60
Second Quarter	3.00	1.05
Third Quarter	2.75	.76
Fourth Quarter	1.55	.42

	High	Low
Fiscal Year Ending December 31, 2005
First Quarter	$1.25	.40
Second Quarter	.90	.22
Third Quarter	2.25	.30
Fourth Quarter	2.25	.60

	High	Low
Fiscal Year Ending December 31, 2006
First Quarter	$4.00	$.70
Second Quarter	$1.60	$.70

As of June 30, 2006, we had approximately 168 stockholders of record.  This number does not include those stockholders whose shares are held in "nominee" or "street" name.

33

EXECUTIVE COMPENSATION

We commenced business operations in the fourth quarter of 2003, following our acquisition of Health Enhancement Corporation.

Summary Compensation Table

Name and Principal Position	Year Ended	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
					Awards		Payouts
		Salary ($)	Bonus($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Howard R. Baer Chairman & CEO, Treasurer & Secretary	12/31/05 12/31/04 12/31/03	198,000(1) 117,250			75,000 (2) 100,000 (4)			$810,000(3) $10,000
Kevin C. Baer, Executive Vice President (5)	12/31/05 12/31/04	16,425 56,458			119,215 (6)			$145,635(7)

(1)

As of December 31, 2005, of our CEO’s aggregate $198,000 base salary, $99,000 has been paid, and the remaining $99,000, though accrued, remains unpaid.

(2)

Represents 25,000 shares of restricted common stock issued in lieu of a portion of Mr. Baer’s base salary.  These shares were valued at $3.00 each, based on the quoted price of our common stock on March 19, 2004.

(3)

Represents 150,000 shares of common stock issued in February 2004 for services rendered.  The shares were registered under a Registration Statement on Form S-8, filed with the SEC on February 12, 2004.  The shares were valued at $5.40 per share, based on the quoted price of our common stock on February 10, 2004.

(4)

Represents 31,250 shares of restricted common stock issued in lieu of a portion of his base salary.  The shares were valued at $3.20 each, based on the quoted price of our common stock on December 15, 2003.

(5)

Mr. Kevin Baer resigned as Executive Vice President on July 15, 2005.

(6)

Represents 202,060 shares of common stock issued in lieu of a portion of Mr. Baer’s salary.  The shares were valued at $.59 per share, based in the quoted price of our common stock on the issuance date.

(7)

Represents warrants to purchase 252,575 shares of common stock, at an exercise price of $.10 per share, issued in lieu of a portion of Mr. Baer’s base salary.  The warrants were valued at $145,635.

Compensation of Directors

Our sole Director does not receive any remuneration for his service on the Board.

Employment Agreements

On February 10, 2004, we entered into an employment agreement with our current CEO, Mr. Howard R. Baer, whereby we agreed to issue 150,000 shares of the Company’s common stock as compensation for past services.  Under the terms of this agreement, Mr. Baer is an “employee at will”.  This agreement was filed as an Exhibit to our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on February 12, 2004.

34

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act of 1933 registering the common stock to be sold in this offering.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as part of the Registration Statement.  For further information concerning us or concerning the common stock to be sold in this offering, please refer to the Registration Statement and the exhibits and schedules filed as part of this Registration Statement.  We also file periodic reports with the SEC, including quarterly reports, annual reports that include our audited financial statements, and proxy statements.  The Registration Statement, including all of our periodic reports, may be inspected without charge at the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You may obtain copies at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain more information on the operation of the Public Reference Room by calling the SEC on (800) SEC-0330.  The Securities and Exchange Commission maintains a World Wide Web site on the Internet that contains Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

We intend to distribute to our stockholders annual reports containing consolidated financial statements audited by our independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

35

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of December 31, 2005	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004	F-4

Consolidated Statements of Stockholders’ Deficiency for the Period
January 1, 2004 to December 31, 2005	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004	F-8

Notes to Consolidated Financial Statements	F-11

Unaudited Condensed Consolidated Balance Sheet as of June 30, 2006	F-24

Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended
June 30, 2006 and 2005	F-25

Unaudited Condensed Consolidated Statement of Stockholder Deficiency for the
Period January 1 to June 30, 2006	F-26

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2005 and 2006	F-27

Noted to Unaudited Condensed Consolidated Financial Statements	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

We have audited the accompanying consolidated balance sheet of Health Enhancement Products, Inc. and Subsidiary (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2005.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Enhancement Products, Inc. and Subsidiary at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses for the years ended December 31, 2005 and 2004 and, as of December 31, 2005, has a significant working capital and stockholders’ deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        /s/ Wolinetz, Lafazan & Company, P.C.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York

April 12, 2006

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$603,908
Inventories	4,222
Prepaid expenses	13,240

Total Current Assets	621,370
Property and Equipment, net	16,701
OTHER ASSETS:
Definite-life intangible assets, net	13,002
Deposits	8,865
Total Other Assets	21,867
$659,938
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$160,139
Note payable – related party	673,905
Loans payable - other	20,000
Accrued salaries	195,000
Accrued payroll taxes	62,738
Accrued liabilities	138,242
Total Current Liabilities	1,250,024
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIENCY:
Common stock, $.001 par value, 100,000,000 shares
authorized, 26,521,313 issued and outstanding	26,521
Additional paid-in capital	10,390,734
Deferred consulting fees	(622,526)
Accumulated deficit	(10,384,815)
Total Stockholders’ Deficiency	(590,086)
$659,938

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31, 2005	December 31, 2004

NET SALES	$95,967	$49,058

COST OF SALES	191,663	75,284

GROSS PROFIT (LOSS)	(95,696)	(26,226)

OPERATING EXPENSES:
Selling	132,087	256,224
General and administrative	2,833,709	2,628,919
Research and development	118,111	192,366
Impairment loss	--	730,000
Write-down of inventories	--	8,966

Total Operating Expenses	3,083,907	3,816,475

LOSS FROM OPERATIONS	(3,179,603)	(3,842,701)

OTHER INCOME (EXPENSE)
Interest expense, related party	(71,102)	--
Interest expense, other	(6,521)	(1,305)
Finance costs paid in stocks and warrants	(2,758,216)	--
Amortization of deferred finance costs	(30,000)	(15,000)
Other	39,747	--
Vendor settlements	48,800	--

Total Other Income (Expense)	(2,777,292)	(16,305)

NET LOSS	$(5,956,895)	$(3,859,006)

NET LOSS PER SHARE –BASIC AND DILUTED	$(.33)	$(0.34)

WEIGHTED AVERAGE
SHARES OUTSTANDING	18,235,896	11,384,663

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2005

	Common Stock		Additional
			Paid-in	Accumulated	Deferred
	Shares	Amount	Capital	Deficit	Costs	Total

BALANCE, January 1, 2004	10,388,334	$10,388	$494,494	$(568,914)	$-	$(64,032)
Common stock issued for trademarks	200,000	200	729,800	-	-	730,000

Common stock issued to related party for services	150,000	150	809,850	-	-	810,000

Issuance of 50,000 common stock purchase
warrants for services	-	-	260,000	-	-	260,000

Common stock issued for employee
and consulting services	85,084	85	255,167	-	-	255,252

Common stock issued for Regulation S raise	198,335	198	126,481	-	-	126,679

Common stock issued for Private Placement	945,000	945	625,555	-	-	626,500

Common stock issued for Private Placement
fees, valued at $162,350	95,500	96	(96)	-	-	-

Common stock returned	(1,000)	(1)	(2,999)	-	-	(3,000)

Common stock issued as Private Placement
penalty shares, valued at $74,182	94,500	94	(94)	-	-	-

Common stock issued for loan funds received	75,000	75	44,925	-	(45,000)	-

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2005[Continued]

	Common Stock		Additional
			Paid-In	Accumulated	Deferred
	Shares	Amount	Capital	Deficit	Costs	Total

Amortization of deferred finance costs	-	$-	$-	$-	$15,000	$15,000

Net loss, year ended December 31, 2004	-	-	-	(3,859,006)	-	(3,859,006)

BALANCE, December 31, 2004	12,230,753	12,230	3,343,083	(4,427,920)	(30,000)	(1,102,607)

Common stock issued as Private Placement
penalty shares, valued at $222,549	283,500	284	(284)	-	-	-

Amortization of deferred finance costs	-	-	-	-	30,000	30,000

Common stock issued pursuant to Private Placements	8,025,000	8,025	1,734,475	-	-	1,742,500

Common stock issued for services	560,000	560	642,690	-	-	643,250

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2005[Continued]

	Common Stock		Additional
			Paid-In	Accumulated	Deferred
	Shares	Amount	Capital	Deficit	Costs	Total

Issuance of 1,000,000 common stock purchase warrants	-	$-	$-	$-	$-	$-
as finder’s fees, valued at $264,530

Issuance of 1,750,000 common stock purchase
warrants for services	-	-	1,271,425	-	(1,039,824)	231,601

Issuance of common stock as finder’s fee,
valued at $220,000	220,000	220	(220)	-	-	-

Issuance of 220,000 common stock purchase warrants,
as finders fees, valued at $205,826	-	-	-	-	-	-

Common stock issued to related party as repayment of debt	5,000,000	5,000	1,495,000	-	-	1,500,000

Common stock issued to former officer as payment
of accrued salaries	202,060	202	119,013	-	-	119,215

Issuance of 6,250,000 Common stock purchase warrants
to related party as repayment of debt	-	-	1,796,167	-	-	1,796,167

Issuance of 252,575 Common stock purchase warrants
to former officer as payment of accrued salaries	-	-	145,635	-	-	145,635

Finders fees incurred for private placements	-	-	(156,250)	-	-	(156,250)

Amortization of deferred consulting fees	-	-	-	-	417,298	417,298

Net loss, year ended December 31, 2005	-	-	-	(5,956,895)	-	(5,956,895)

BALANCE, December 31, 2005	26,521,313	$26,521	$10,390,734	$(10,384,815)	$(622,526)	$(590,086)

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2005	December 31, 2004
Cash Flows from Operating Activities:
Net loss	$(5,956,895)	$(3,859,006)
Adjustments to reconcile net loss to net cash used
by operating activities:
Common stock issued for services rendered	700,745	1,062,252
Warrants granted for services rendered	174,106	260,000
Common stock and warrants issued to former
officers as salaries	244,644	--
Finance costs paid in common stock and
warrants to related party	2,758,216	--
Impairment loss	--	730,000
Depreciation and amortization	1,291	534
Amortization of deferred financing costs	30,000	15,000
Amortization of deferred consulting fees	417,298	--
Changes in assets and liabilities:
(Increase) decrease in inventories	(1,659)	4,661
(Increase) in prepaid expenses	(2,618)	(9,316)
Increase (Decrease) in accounts payable	(246,713)	379,736
Increase in accrued payroll and payroll taxes	163,815	86,914
Increase in accrued liabilities	68,290	49,402
(Decrease) in customer deposits	--	(836)
Net Cash (Used) by Operating Activities	(1,649,480)	(1,280,659)

Cash Flows from Investing Activities:
Capital expenditures	(17,026)	--
Payments for definite-life intangible assets	--	(14,500)
Payments for deposits	--	(8,865)
Net Cash (Used) by Investing Activities	(17,026)	(23,365)

Cash Flows from Financing Activities:
Proceeds from shareholder advances and loans	886,035	683,410
Payment of shareholder advances and loans	(127,489)	(286,341)
Proceeds (Payment) of other borrowings	(150,000)	170,000
Proceeds from sale of common stock and warrants	1,742,500	1,049,295
Payment of fees in connection with sale of common
stock and warrants	(97,750)	(296,117)
Net Cash Provided by Financing Activities	2,253,296	1,320,247

Increase in Cash	586,790	16,223

Cash at Beginning of Period	17,118	895

Cash at End of Period	$603,908	$17,118

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$32,521	$0
Income Taxes	$0	$0

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

[Continued]

Supplemental Schedule of Non-cash Investing and Financing Activities:

For the year ended December 31, 2004:

The Company issued 200,000 shares of common stock for the acquisition of Indefinite-Life Intangible Assets.  The shares were valued at $730,000, based on the market price as of January 8, 2004.

The Company issued 75,000 shares of common stock as compensation for loan funds of $150,000.  The shares were valued at $45,000.00, , based on the market price as of their issue date of December 22, 2004.

The Company issued 94,500 shares of common stock, valued at $74,182, as private placement penalty shares.  The Company was required to issue these shares because a registration statement covering the shares has not been declared effective under the Securities Act of 1933, as amended, as required by the subscription documents.  The value of these shares was charged to additional paid-in capital as a cost of raising capital.

For the year ended December 31, 2005:

The Company issued 283,500 shares of common stock valued at $222,549 as private placement penalty shares.  The Company was required to issue these shares because a registration statement covering the shares has not been declared effective under the Securities Act of 1933, as amended, as required by the subscription documents.  The value of those shares was charged to additional paid-in capital as a cost of raising capital.

The Company issued a promissory note to the Company’s CEO in the original principal amount of $847,359, thereby recharacterizing the amounts payable from advances payable to note payable.  The CEO was issued 5,000,000 shares of common stock valued at $1,500,000 as consideration for repayment of $500,000 principal and $37,951 accrued interest.  The CEO was also issued warrants to purchase 6,250,000 shares of Common Stock, at an exercise price of $.15 per share.  The Company recognized $962,049 as non-cash financing costs relating to the common stock and $1,796,167 as non-cash financing costs relating to the warrants.

The Company granted warrants to purchase 1,000,000 shares of common stock at an exercise price of $.10 per share, for a term of two years, as finder’s fees in connection with the sale of 2,000,000 shares of common stock, for gross proceeds of $200,000.  The warrants were valued at $264,530 using the Black-Scholes pricing model.

The Company issued 220,000 shares of common stock, valued at $220,000, and 220,000 common stock purchase warrants, valued at $205,826, as a finder’s fee in connection with the sale of common stock.  These warrants have an exercise price of $.10 per share and a term of 2 years.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

[Continued]

The Company issued 202,600 shares of common stock valued at $119,215 to a former officer (who is the son of the CEO) as consideration for payment of accrued salaries of $20,206.  The Company also issued the former officer warrants to purchase 252,575 shares of common stock, at an exercise price of $.10 per share for a term of three years.  The warrants were valued at $145,635 using the Black-Scholes pricing model.  The Company recognized $244,644 as non-cash compensation expense in the current period.

The Company accrued $58,500 in finder’s fees owed with regard to a Private Placement.

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Health Enhancement Products, Inc. and Subsidiary (“the Company”) produces and markets health products.  The Company was a development stage company at December 31, 2004.

NOTE 2 – BASIS OF PRESENTATION

The Company incurred net losses of $5,956,895 and $3,859,006 during the years ended December 31, 2005 and 2004, respectively.  In addition, the Company had a working capital deficiency of $628,654 and a stockholders' deficiency of $590,086 at December 31, 2005.  These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

During the year ended December 31, 2005, the Company relied heavily for its financing needs on its CEO, Mr. Howard R. Baer.  In addition, the Company successfully obtained external financing through private placements.

During the year ended December 31, 2005, the Company:

▪

Generated approximately $96,000 in net sales of its products;

▪

Received approximately $886,000 in advances from its CEO, of which $approximately $127,000 has been repaid in cash and $500,000 converted into equity;

▪

Raised an aggregate amount of $1,742,500 through Private Placements of the Company’s common stock.  The Company incurred finders’ fees of approximately $156,500;

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof.  In addition, the company is no longer in the development stage and has been generating revenues from product sales.  As noted above, the Company has had some difficulty raising funds from external sources and has been dependent for funding on its CEO, who, at this time, is not in a position to make further advances to the Company.

There can be no assurances that the Company will be able to raise the additional funds it requires.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of Health Enhancement Products, Inc. and its wholly-owned subsidiary.  All significant inter-company transactions and accounts have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories – Inventories are stated at the lower of cost (principally average cost) or market.

Property and Equipment – Property and equipment consists of furniture, office equipment, and leasehold improvements, and is stated at cost less accumulated depreciation and amortization.  Depreciation and amortization is determined by using the straight-line method over the estimated useful lives of the related assets, generally five to seven years.

Fair Value of Financial Instruments – The carrying amounts of cash, accounts payable, accrued liabilities and other current liabilities, and notes and loans payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

Revenue Recognition – Revenues are recognized upon shipment of product to customer.

Advertising Costs - Advertising costs are expensed as incurred.  Advertising costs were approximately $9,000 and $59,000 for the years ended December 31, 2005 and December 31, 2004, respectively.

Research and Development - Research and development costs are expensed as incurred.  The Company accounts for research and development expenses under two main categories:

-

Research Expenses, consisting of salaries and equipment and related expenses incurred for product research studies conducted primarily within the Company and by Company personnel.  Research expenses were approximately $77,000 and $58,000 for the years ended December 31, 2005 and 2004, respectively;

-

Clinical Studies Expenses, consisting of fees, charges, and related expenses incurred in the conduct of clinical studies conducted with Company products by independent external entities.  External clinical studies expenses were approximately $41,000 and $135,000 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes - The Company accounts for income taxes under the asset and liability method using SFAS No. 109, “Accounting for Income Taxes.”  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 were primarily attributable to net operating loss carry forwards.  Since the Company has a history of losses, a full valuation allowance has been established.  In addition, utilization of net operating loss carry-forwards are subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code.  The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

Stock Based Compensation – The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure”.  The provisions of SFAS 123 allow companies either to expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed.  The Company has elected to apply APB 25 in accounting for its stock option incentive plans.  The provisions of SFAS 148 require that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed prominently and in a tabular format.

In accordance with APB 25 and related interpretations, compensation expense for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock.  Generally, the exercise price for stock options granted to the Company’s employees equals or exceeds the fair market value of the Company’s common stock at the date of grant, resulting in no recognition of compensation expense.  For awards that generate compensation expense as defined under APB 25, the Company calculates the amount of compensation expense and recognizes the expense over the vesting period of the award.

Loss Per Share - The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented.  Diluted loss per share is the same as basic loss per share, as the effect of potentially dilutive securities (warrants) are anti-dilutive.

Accounting Estimates - The preparation of financial statements in conformity with generally-accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimated.

Deferred Finance Costs – In November 2004, the Company issued two Promissory Notes in the aggregate principal amount of $150,000 with a three month term, in connection with which it issued 75,000 shares of its common stock.  These shares were valued at $45,000.00, based on the quoted price of the Company’s common stock on the date of issuance.  Deferred financing costs of $45,000 related to the value of these issued shares were amortized at the rate of $15,000 per month over three months, the lives of the related debts.  The notes were due and repaid in February, 2005.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

Reclassifications – Certain items in these consolidated financial statements have been reclassified to conform to the current period presentation.

Recently-Enacted Accounting Standards -- In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R (“SFAS 123R”) “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation.”  This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards.  The Company is required to adopt SFAS 123R effective January 1, 2006.  The standard provides for a prospective application.  Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption.  In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to the adoption based on the fair values previously calculated for disclosure purposes.  The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” (“SFAS 153”).  SFAS 153 amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions,” to require exchanges of nonmonetary assets be accounted for at fair value, rather than carryover basis.  Nonmonetary exchanges that lack commercial substance are exempt from this requirement.   SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005.  The Company does not routinely enter into exchanges that could be considered nonmonetary, accordingly the Company does not expect adoption of SFAS 153 to have a material impact on the Company’s financial statements.

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.”  SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change.  SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effect or the cumulative effect of the change.  SFAS 154 is effective for accounting changes made in fiscal year beginning after December 15, 2005; however, SFAS 154 does not change the transaction provisions of any existing accounting pronouncements.  The Company believes the adoption of SFAS 154 will not have a material impact on its financial statements.

NOTE 4 - INVENTORIES

Inventories at December 31, 2005 consist of the following:

Finished goods	$ 4,222

The Company recognized a loss of $8,966 relating to the write-down of certain obsolete inventories during the year ended December 31, 2004.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consist of the following:

Furniture and fixtures	$3,521
Equipment	5,128
Leasehold improvements	8,377
17,026

Less accumulated depreciation and amortization	325
$16,701

Depreciation and amortization was $325 for the year ended December 31, 2005.

NOTE 6 – DEFINITE-LIFE INTANGIBLE ASSETS

Definite-life intangible assets at December 31, 2005 consist of the following:

Patent applications in process	$14,500
Less: accumulated amortization	1,498

$13,002

The Company’s definite-life intangible assets are being amortized, upon being placed in service, over the estimated useful lives of the assets of 15 years, with no residual value.  Amortization expense was $966 and $534 for the years ended December 31, 2005 and 2004, respectively.  The Company estimates that their amortization expense for each of the next five years will be approximately $1,000 per year.

NOTE 7 - IMPAIRMENTS

The Company accounts for its intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”.  SFAS No. 142 establishes three classifications for intangible assets, including definite-life intangible assets, indefinite-life intangible assets, and goodwill, and requires different accounting treatment and disclosures for each classification.  In accordance with SFAS No. 142, the Company periodically reviews their intangible assets for impairment.

In accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable.  An impairment loss is recognized when expected cash flows are less than the assets’ carrying value.  Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future cash flows of the underlying business.  The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 7 – IMPAIRMENTS [continued]

In accordance with SFAS No. 144, an impairment analysis was performed at the end of August, 2004 on the Company’s intangible assets.  The fair value of the intangible assets was determined by calculating the present value of estimated future operating cash flows.  This testing resulted in the determination that the carrying amount of the Company’s intangible assets at June 30, 2004 exceeded its fair value.  Accordingly, the Company recorded impairment charges of $325,000 on its indefinite-life intangible assets in the quarter ended June 30, 2004.  A further review during the quarter ended September 30, 2004 determined that the fair value of the intangible assets was impaired.  Accordingly, a further impairment charge of $405,000 was recorded on the Company’s indefinite-life intangible assets in the quarter ended September 30, 2004, reducing the carrying value of the Company’s indefinite-life intangible assets to $0.

NOTE 8 – NOTE PAYABLE – RELATED PARTY AND SHAREHOLDER ADVANCES AND LOANS

On February 15, 2005, the Company entered into a Promissory Note (“Note”), a Security Agreement and a Patent Security Agreement with Mr. Baer (such documents are collectively hereinafter referred to as the “Loan Documents”) in connection with Mr. Baer advancing the Company $364,000, for its benefit and that of its wholly-owned subsidiary, Health Enhancement Corporation (“HEC”).  Immediately prior to entering into the Loan Documents, the Company was indebted to Mr. Baer in the aggregate amount of $483,359, in connection with prior advances he made to us, for the benefit of us and HEC.  Following Mr. Baer’s advance of $364,000 on February 15, 2005, the Company was indebted to Mr. Baer in the aggregate amount of $847,359.  From February 15, 2005 to June 30, 2005, Mr. Baer has advanced the Company an additional $397,385 for its benefit and that of HEC.  On March 25, 2005, the Company, Mr. Baer and HEC executed and delivered a Joinder Agreement and First Amendment, which had the effect of making HEC a party to the Loan Documents, including as a co-maker of the Note.  As a result of entering into the Joinder Agreement and First Amendment, in addition to being a co-maker under the Note, HEC granted Mr. Baer a security interest in all of its assets related to the ProAlgaZyme product.   Accordingly, at July 8, 2005, the Note was in the principal amount of $1,244,744.  On July 8, 2005, Mr. Baer agreed to convert an aggregate of $538,000 of indebtedness (consisting of $500,000 in principal and $38,000 of interest) we owed him into 5,000,000 shares of our common stock and warrants to purchase 6,250,000 shares of our common stock, at an exercise price of $.15 per share.  After giving effect to the conversion, we owed Mr. Baer approximately $745,000 in principal amount.  The Note bears interest at the rate of 10% per annum.  Commencing thirty (30) days after written demand by Mr. Baer, the principal amount and accrued interest under the Note will be payable in twelve (12) equal monthly installments.  Under the Security Agreements, in order to secure the Company’s obligations under the Note, the Company granted Mr. Baer a security interest in all our assets that are related to the Company’s ProAlgaZyme product.  The principal amount under the Note may be increased from time to time by the amount of any further advances to the Company by Mr. Baer; however, Mr. Baer is in no way obligated to make further advances to the Company.

The Company recognized finance costs of approximately $962,000 in connection with the issuance of the 5,000,000 shares of common stock.  In addition, finance costs of approximately $1,796,000 were recognized in connection with issuance of the 6,250,000 warrants.  The warrants were valued using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 3.1%, expected dividend yield of zero, expected life of three years and expected volatility of 214.45%.

As of December 31, 2005, the outstanding principal balance was $673,905.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 9 - STOCKHOLDERS’ DEFICIENCY

On January 8, 2004, the Company issued 200,000 shares of common stock for the trademarks and formulas for Zodiac Herbal Vitamins and Zodiac Herbal Teas.  These shares were valued at $730,000, based on the quoted price of the Company’s common stock on that date.

On February 10, 2004, under a Form S-8 Registration Statement, the Company issued 150,000 shares of its common stock to the CEO of the Company for services rendered.  These shares were valued at $810,000, based on the quoted price of the Company’s common stock on that date.

In March 2004, the Company issued 85,084 shares of common stock for services rendered as follows: 25,000 to the Company’s CEO, 9,584 to an officer of the Company who is a relative of the Company’s CEO, 6,250 to an officer of the Company, and 44,250 shares to several unrelated third parties.  These shares were valued at $255,252, based on the quoted price of the Company’s common stock on the date of issuance.

In June 2004, the company issued an aggregate of 198,335 shares of common stock as part of a Regulation S offering for net proceeds of $126,679, after expenses of $227,617.

In June and July, 2004, the Company completed a private placement for an aggregate amount of $695,000, under which the Company issued 945,000 shares of common stock and 445,000 warrants to purchase common stock at an exercise price of $3.00.  The warrants vest immediately and expire on June 30, 2006.  At December 31, 2005, none of these warrants had been exercised, forfeited or cancelled.  In connection with this Private Placement, the Company paid $68,500 in cash as finder’s fees in July, 2004, and issued 95,500 shares of common stock as additional finder’s fees.

In November 2004, the Company cancelled 1,000 shares of common stock which had been previously issued in March 2004 for services rendered.  These returned shares were valued at $3,000, based on the quoted price of the Company’s common stock on the date of original issuance.

In connection with the above-mentioned Private Placement, if the Company did not cause a registration statement for the 945,000 issued shares to become effective under the Securities Act of 1933, as amended, within 120 days of raising $500,000 (that is, on or about October 20, 2004), the Company would be obligated to issue penalty shares in the amount of 5% of the shares committed under the Private Placement (i.e., 47,250 shares) per 30-day period thereafter, up to a maximum of eight 30-day periods.  As of the date of this Report, the required registration statement has not become effective.  As a result, during the year ended December 31, 2004, the Company has issued to the investors in the Private Placement the following:

-

on November 19, 2004, 47,250 shares of common stock valued at $47,722.50 (or $1.01 per share, based on the quoted price of the Company’s common stock at the date of issuance);

-

on December 19, 2004, 47,250 shares of common stock valued at $26,460.00 (or $0.56 per share, based on the quoted price of the Company’s common stock at the date of issuance).

During the year ended December 31, 2005, the Company issued to the investors in the Private Placement the following:

-

on January 18, 2005, 47,250 shares of common stock valued at $18,900 (or $0.40 per share, based on the quoted price of the Company’s common stock at the date of issuance);

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 9 - STOCKHOLDERS’ DEFICIENCY [continued]

-

on February 17, 2005, 47,250 shares of common stock valued at $47,723 (or $1.01 per share, based on the quoted price of the Company’s common stock at the date of issuance);

-

on March 15, 2005, 47,250 shares of common stock valued at $59,063 (or $1.25 per share, based on the quoted price of the Company’s common stock at the date of issuance);

-

on April 19, 2005, 47,250 shares of common stock valued at $42,525 (or $.90 per share, based on the quoted price of the Company’s common stock at the date of issuance);

-

on May 17, 2005, 47,250 shares of common stock valued at $33,075 (or $.70 per share, based on the quoted price of the Company’s common stock at the date of issuance);

-

on June 19, 2005, 47,250 shares of common stock valued at $21,263 (or $.45 per share, based on the quoted price of the Company’s common stock at the date of issuance).

In November 2004, the Company entered into two Promissory Notes for an aggregate total of $150,000, under which it issued 75,000 shares of common stock.  The Notes were secured by a lien and security interest on certain property of the Company’s CEO, Mr. Howard Baer, and were payable on or before February 26, 2005.  These shares were valued at $45,000, based on the quoted price of the Company’s common stock on the date of issuance.  The Promissory Notes were fully repaid on February 15, 2005.

From June through August, 2005, the Company sold 5,675,000 shares of its common stock, $.001 par value (“common stock”), and warrants to purchase 7,093,750 shares of common stock (“warrants”), for an aggregate purchase price of $567,500.  The warrants are immediately exercisable, have an exercise price of $.10 per share, and a term of three years.  At December 31, 2005, none of these warrants had been exercised, forfeited or cancelled.  In connection with this private placement, the Company incurred a cash finder’s fee of $38,750, and has issued, as a finders fee, 220,000 shares of common stock valued at $220,000 and a warrant to purchase 1,000,000 shares of common stock, at a price of $.10 per share, for a term of two years.  Such warrants were valued at $265,000, using the Black-Scholes pricing model.

From November through December 2005, the Company sold 2,350,000 shares of its common stock, $.001 par value (“common stock”), and warrants to purchase 4,700,000 shares of common stock (“warrants”), for an aggregate purchase price of $1,175,000.  The warrants are immediately exercisable.  Half have an exercise price of $1.00 per share, and half have an exercise price of $2.00 per share.  The warrants have a term of three years.  At December 31, 2005, none of these warrants had been exercised, forfeited or cancelled.  In connection with this offering, the Company paid finders fees of $59,000 and owes an additional $58,500.

During the year ended December 31, 2005, the Company issued 560,000 shares of common stock valued at $578,000 to various individuals and entities for services rendered (excluding the 220,000 shares issued as finder’s fees).  All shares of common stock issued for services were valued at the quoted price for the common stock on the applicable valuation date.  The Company charged $557,000 to operating expenses, and $21,000 was recognized as deferred compensation.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 9 - STOCKHOLDERS’ DEFICIENCY [continued]

During the year ended December 31, 2005, the Company issued 202,060 shares of common stock to a former officer as consideration for payment of accrued salaries of $20,206.  The stock was valued at $119,215, the quoted price for the common stock on the applicable valuation date and the Company has recognized a non-cash charge of $99,009.

During the year ended December 31, 2005, the Company issued 5,000,000 shares of common stock valued at $1,500,000 to the Company’s CEO as consideration for repayment of $500,000 principal indebtedness and $37,951 accrued interest.  The Company recognized non-cash financing charges of $962,049.

Warrants – On February 20, 2004, the Company issued 50,000 common stock purchase warrants, at an exercise price of $3.75 per share for services rendered.  These warrants were valued at $260,000.  The warrants vested immediately and are exercisable for three years.  At December 31, 2005, none of these warrants had been exercised, forfeited or cancelled.  The fair value of each warrant granted for services is estimated on the date granted using the Black-Scholes option pricing model, with the following assumptions for grants on February 20, 2004: risk-free interest rate of 2.25%, expected dividend yield of zero, expected lives of three years and expected volatility of 633%.

On August 12, 2005, the Company issued 220,000 common stock purchase warrants, at an exercise price of $.10 per share, for a term of 2 years.  The warrants were valued at $205,826, based on the Black-Scholes pricing model.

As of November 11, 2005, in consideration for consulting services, the Company agreed to issue warrants to purchase an aggregate 1,250,000 shares of common stock, at an exercise price of $.10 per share for a term of three years.  1,000,000 of these warrants are in consideration for services rendered and to be rendered from July 1, 2005 until June 30, 2006.  The remaining 250,000 warrants are in consideration for services rendered from July 1, 2005 through September 30, 2005.  The 1,000,000 warrants were valued at $696,422 using the Black-Scholes pricing model and such amount is being amortized over 12 months.  Amortization of deferred compensation related to the 1,000,000 warrants was $348,211 for the year ended December 31, 2005.  The remaining 250,000 warrants were valued at $174,106 and charged to operations in the current period.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 9 - STOCKHOLDERS’ DEFICIENCY [Continued]

A summary of the status of the Company’s warrants is presented below:

		Weighted Average
	Shares	Exercise Price
Outstanding – January 1, 2004	0	0
Granted (Services)	50,000	3.75
Granted (Private Placement)	445,000	3.00
Outstanding at December 31, 2004	495,000	3.04

Granted – Finder’s Fees	1,220,000.10
Granted (consulting services)	250,000.60
Granted (Services)	1,500,000.10
Granted (Private Placement)	7,093,750.10
Granted (Private Placement)	2,350,000	1.00
Granted (Private Placement)	2,350,000	2.00
Granted (debt conversion) – CEO	6,250,000.15
Granted (in lieu of salary) – Former Officer	252,575.10

Outstanding at December 31, 2005	21,761,325	$.49

NOTE 10 - RELATED PARTY TRANSACTIONS

Accounts Payable - At December 31, 2005, the Company owed $2,250 to an entity owned by the CEO of the Company.

Accrued Liabilities – Included in accrued liabilities at December 31, 2005 is $7,150 in accrued interest related to a note payable to the Company’s CEO, and $20,000 in accrued rent.

Accrued Salaries – Included in accrued salaries at December 31, 2005 is $99,000 owed to the Company’s CEO.

Office Space - The Company uses and, in consideration of such use, makes lease payments for, office space that is leased by the Company’s CEO.  During 2005 and 2004, the Company incurred rent expenses of $126,380 and $17,730, respectively for such lease payments.  During part of the 2004 fiscal year, the Company also paid the CEO an aggregate of $14,608 for other office space.

Equipment - The Company uses and, in consideration of such use, makes lease and rent payments for, equipment that is leased by an entity owned by the Company’s CEO.  During 2005 and 2004, equipment rental and lease expense paid to the entity amounted to $9,031 and $9,114, respectively.  The lease and rental payments equal the debt service on the equipment.  The CEO intends to transfer the equipment to the Company, for no consideration, once the note is paid in full.  At December 31, 2005, there were no amounts payable to the CEO for this rent.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 10 - RELATED PARTY TRANSACTIONS [Continued]

Vehicle - The Company uses and, in consideration of such use, makes lease payments for, a delivery van that is leased by the Company’s CEO.  During 2005 and 2004, the Company paid an aggregate of $4,640 and $4,621 respectively for such lease payments.  The lease payments equal the debt service on the vehicle.  The CEO has stated that he intends to transfer the vehicle to the Company, for no consideration, once the note is paid in full.  At December 31, 2005, there were no payments due and payable on this leased van.

Advertising - The Company paid for advertising space on www.politics.com, an Internet site owned by Politics.com, an entity of which the CEO is the Chairman and majority shareholder.  During the 2004 fiscal year, advertising expense to the entity amounted to $13,750.

NOTE 11 - INCOME TAXES

At December 31, 2005, the Company had available net-operating loss carry-forwards for Federal tax purposes of approximately $6,550,000, which may be applied against future taxable income, if any, through 2025.  Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carry-forwards.

At December 31, 2005, the Company had a deferred tax asset of approximately $2,750,000 representing the benefit of its net operating loss carry-forwards.  The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset.  The difference between the Federal Statutory Rate of 34% and the Company’s effective tax rate of 0% is due to an increase in the valuation allowance of approximately $1,225,000.

NOTE 12 – CONCENTRATIONS

Customers - The Company has no significant dependence on a limited range of suppliers or purchasers.  Revenues are generated primarily by internet sales, none of whom constitute a concentration the loss of which could have a material impact on the operations of the Company.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Lease Commitment -- .   On December 9, 2004, we entered into a lease, dated as of November 1, 2004, with Evans Road, LLC (a company owned by our CEO, Howard R. Baer), under which we leased approximately 5,000 sq. ft. for a new corporate headquarters and production facility located in Scottsdale, Arizona.  The lease had a term of 15 years, subject to the right of either party to terminate the lease after 7.5 years, and provided for base monthly rent in the amount of $8,700 plus monthly taxes.  In February, 2005, Evans Road, LLC sold the building which was leased to us, and our CEO, Howard R. Baer, leased such building back from the buyer under a master lease.   Evans Road, LLC continued to lease the building, as master lessor, to us, under the terms and conditions described above, until March 31, 2006.  As of April 1, 2006, we entered into an Amended and Restated Sublease with Mr. Baer (the “Amended and Restated Sublease”).  During 2004, we paid Evans Road, LLC approximately $26,596, representing $17,730 in rent and a security deposit of $8,865.  During 2005, we paid Evans Road, LLC  $106,380 in rent.  (See Note 14).

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 13 – COMMITMENTS AND CONTINGENCIES [Continued]

The future minimum lease payments related to the original lease (through March 31, 2006) and the Amended and Restated Sublease, are as follows:

2006	$210,000
2007	$240,000
2008	$240,000
2009	$240,000
Thereafter	$840,000(1)

(1) Assumes the Company exercises its right to terminate the Amended and Restated Sublease effective March 31, 2013.

Legal Proceedings - In or around April, 2004, we learned that the staff of the Securities and Exchange Commission (“SEC”) was conducting an informal inquiry into the accuracy of certain of our press releases and other public disclosures, and trading in our securities.  We cooperated fully with the SEC staff’s informal inquiry by producing documents and having certain of our officers appear for testimony at the SEC’s offices.  On or about July 14, 2004, the SEC issued an Order Directing Private Investigation and Designating Officers to Take Testimony.  We understand that the factual basis underlying the Order of Investigation are questions as to (i) whether there were any false or misleading statements or material omissions in reports we filed with the SEC or in other public documents or disclosures, including statements about the efficacy of our primary product, ProAlgaZyme; or (ii) whether there was improper trading or other activity in our securities.  We are continuing to cooperate fully in the SEC’s investigation, which we understand is ongoing.  On January 18, 2006, the SEC enforcement staff sent a “Wells Notice” to us advising us that it intended to recommend to the SEC that it bring an enforcement action against us and certain of our present and former officers and directors, including our CEO.  We understand that as of the date hereof, the SEC staff’s recommendation has neither been finalized nor submitted to the SEC.  We are presently in discussions with the SEC staff concerning a possible consensual resolution of the investigation.  We do not know what the final terms and conditions of any such resolution will be or whether we will be able to reach any consensual resolution of the investigation.  Any consensual resolution we reach with the SEC could impose financial and other burdens on us which could materially and adversely affect our financial condition and our ability to raise additional capital.  In addition, our CEO may not be able to continue in such capacity.  If we are unable to reach a consensual resolution,  and if the SEC follows its staff’s recommendation to take action against us or our officers and directors, such action would have a material adverse effect on us.

Consulting Contract – On November 30, 2005, the Company entered into a consulting agreement with an individual consultant, for a one year term.  Under the agreement, the consultant will provide general business consulting services.  In consideration for such services, the Company issued the consultant a warrant to purchase 250,000 shares of common stock, at an exercise price of $.60 per share.  Such warrant was valued at $322,401, using the Black-Scholes pricing model, and such value is being amortized over the term of the agreement.  Amortization expense amounted to $69,086 during 2005. Further, the Company agreed, subject to further discussions with the consultant (including with respect to the determination of specific milestones to be achieved), to issue the consultant a warrant to purchase 1 million shares of common stock, at an exercise price of $.60 per share for a term of three years.  Such warrant has not yet been issued, because such further discussions have not yet occurred.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 14 - SUBSEQUENT EVENTS

On January 18, 2006, the Company issued an aggregate of 6,250,000 shares of its common stock, .001 par value (“common stock”), in connection with the exercise by the Company’s CEO of an outstanding warrant to purchase 6,250,000 shares of common stock.  The warrant had an exercise price of $.15 per share.  In connection with the exercise of the warrant, the holder, pursuant to the terms of the warrant, surrendered to the Company 288,462 shares of common stock issuable upon exercise of the warrant, in payment of the aggregate warrant exercise price.

Under the terms of the Amended and Restated Sublease (see Note 13), we are leasing an aggregate of approximately 15,000 square feet, of which we are occupying approximately 8,400 square feet, consisting of approximately 6,710 square feet of office space and 1,700 squarer feet of production space.  We are subleasing the remaining 6,600 square feet to a third party under a month to month tenancy at a rate of approximately $7,000 per month, plus rental taxes and electricity.  We can terminate this sublease upon thirty (30) days written notice to our subtenant.  We believe that we may need additional space in the foreseeable future, and that this space would be suitable for an expansion of our production and office facilities.

The Amended and Restated Sublease expires on February 9, 2020, provided that we have the unilateral right to terminate the Lease approximately 7 years from now (March 31, 2013).  The annual base rent for the 15,000 square foot facility is approximately $237,000 and is payable in equal monthly installments of approximately $20,000.  The annual base rent is subject to increase annually in an amount equal to the greater of 2.5% of the prior year’s base rent and the percentage increase in the Consumer Price Index.  We are obligated to pay an additional security deposit of approximately $110,000, following which we will have paid an aggregate security deposit equal to six months base rent.  This additional security deposit will be paid in eighteen equal monthly installments of approximately $6,000, commencing in August, 2006.  The Amended and Restated Sublease is a “net lease”, which means that we are responsible for the real estate taxes, maintenance and repairs related to the premises we are leasing from the CEO.

In April 2006, we commissioned a further clinical study of our ProAlgaZyme Product.  The estimated cost of this study will be approximately $120,000, and will be payable over the next several months.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2006

ASSETS
CURRENT ASSETS:
Cash	$294,441
Inventories	4,558
Prepaid Expenses	28,447

Total Current Assets	327,446

PROPERTY AND EQUIPMENT, NET	27,996

OTHER ASSETS:
Definite-life intangible Assets, net	12,518
Deposits	119,856

Total Other Assets	132,374

$487,816
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts Payable	$209,152
Note payable, Related Party	707,351
Loans Payable, Other	20,000
Accrued Salaries	78,237
Accrued Payroll Taxes	15,424
Accrued Liabilities	135,125

Total Current Liabilities	1,165,289

LONG TERM LIABILITIES:
Accrued long term deposits	42,623
1,207,912
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 100,000,000 shares authorized
34,394,827 issued and outstanding	34,395
Additional Paid-In Capital	11,901,313
Accumulated deficit	(12,540,660)
Deferred consulting fees	(115,144)

Total Stockholders' Deficit	(720,096)

$487,816

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the six	For the six
	Months Ended	Months Ended
	June 30, 2006	June 30, 2005

NET SALES	$178,740	$13,329

COST OF SALES	139,882	47,641

GROSS PROFIT (LOSS)	38,858	(34,312)

OPERATING EXPENSES:
Selling	128,491	40,428
General and administrative	1,919,893	547,325
Research and development	130,561	32,150
Vendor Settlements	--	(48,000)

Total Operating Expenses	2,178,945	571,103

LOSS FROM OPERATIONS	(2,140,087)	(605,415)

OTHER INCOME (EXPENSE)
Other Income – Rent	20,703	--
Amortization of deferred finance cost	--	(30,000)
Interest expense, other	(2,741)	(1,797)
Interest expense, related party	(33,781)	(35,212)

Total Other (Expense)	(15,759)	(67,009)

NET LOSS	$(2,155,846)	$(672,424)

BASIC AND DILUTED LOSS PER SHARE	$(0.07)	$(0.04)

WEIGHTED AVERAGE
BASIC AND DILUTED
SHARES OUTSTANDING	32,330,885	18,626,149

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD JANUARY 1, 2006 THROUGH JUNE 30, 2006

			Additional
	Common Stock		Paid in	Accumulated	Deferred
	Shares	Amount	Capital	Deficit	Costs	Total

Balance, December 31, 2005	26,521,313	$ 26,521	$ 10,390,734	$ (10,384,815)	$ (622,526)	$ (590,086)

Common stock issued in exercise
of warrants	6,214,114	6,214	19,061			25,275
Common stock issued for services	385,000	385	569,169		(9,700)	559,854
Common stock issued for finder’s fee	9,000	9	(9)
Amortization of deferred costs					517,082	517,082
Warrants issued for services			277,325			277,325
Common stock issued pursuant
to private placement	1,265,400	1,265	631,435			632,700
Finder’s fee paid			(44,900)			(44,900)
Reversal of over-accrued finder’s fee			58,500			58,500
Net loss, June 30, 2006				(2,155,846)		(2,155,846)

Balance, June 30, 2006	34,394,827	$ 34,394	$ 11,901,313	$ (12,540,661)	$ (115,144)	$ (720,096)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six	For the six
	Months Ended	Months Ended
	June 30, 2005	June 30, 2006

Cash Flows for Operating Activities:
Net Loss	$(672,424)	$(2,155,846)
Adjustments to reconcile net loss to net cash used
by operating activities:
Non-cash - stock issued for services rendered	-	559,845
Non-cash - amortization of deferred consulting fees	-	517,082
Non-cash - warrants granted for services rendered	-	181,333
Amortization of intangibles	360	484
Depreciation expense	-	2,668
Amortization of deferred financing costs	30,000	-
Changes in assets and liabilities:	-	-
(Increase) in inventories	(1,051)	(336)
(Increase) decrease in prepaid expenses	57	(15,207)
(Increase) in deposits	-	(110,990)
Increase (decrease) in accounts payable	(372,173)	49,013
Increase (decrease) in payroll and payroll taxes	121,919	(68,077)
Increase in accrued liabilities	65,118	98,006
	-	-
Net Cash (Used) by Operating Activities	(828,194)	(942,025)

Cash Flows from Investing Activities:
Capital expenditures	-	(13,964)

Net Cash (Used) by Investing Activities	-	(13,964)

Cash Flow from Financing Activities:
Proceeds from shareholder advances	829,385	55,000
Payment of shareholder advances	-	(21,554)
Proceeds from other borrowings	1,650	-
Payments of other borrowings	(150,000)	-
Payment of fees in connection with sale of
common stock and warrants	-	(44,900)
Proceeds from sale of common stock and warrants	248,000	657,976
Net Cash Provided by Financing Activities	929,035	646,522

Increase (Decrease) in Cash	100,841	(309,467)

Cash at Beginning of Period	17,118	603,908

Cash at End of Period	$117,959	$294,441

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$41,442
Income Taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS [Continued]

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Six months ended June 30, 2006

The Company issued 10,000 shares of common stock valued at $9,700 to a consultant. This amount has been included in deferred consulting fees.

The Company issued an aggregate of 6,250,000 shares of its common stock, .001 par value (“common stock”), in connection with the exercise by the Company’s CEO of an outstanding warrant to purchase 6,250,000 shares of common stock. The warrant had an exercise price of $.15 per share. In connection with the exercise of the warrant, the holder, pursuant to the terms of the warrant, surrendered to the Company 288,462 shares of common stock valued at $937,500 issuable upon exercise of the warrant, in payment of the aggregate exercise price.

The Company issued 120,000 warrants valued at $148,625 to three employees as bonus compensation.

The Company reversed accrued finders’ fees of $58,500 previously recorded in error.

Six months ended June 30, 2005.

The Company issued 283,500 shares of common stock valued at $222,549 as private placement penalty shares.  The Company was required to issue these shares because a registration statement covering the shares has not been declared effective under the Securities Act of 1933, as amended, as required by the subscription agreement documents.  The value of those shares was charged to additional paid in capital as a cost of raising capital.

The Company issued a promissory note to the Company’s CEO in the amount of $847,359, thereby recharacterizing the amounts payable from advances payable to note payable.

The Company granted warrants to purchase 1,000,000 shares of common stock, at an exercise price of $.10 per share for a term of one year, as finder’s fees in connection with the sale of 2,000,000 shares of common stock for gross proceeds of $200,000.  The warrants were valued at $265,000 using the Black Scholes pricing model.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of Health Enhancement Products, Inc. and its wholly-owned subsidiary (collectively, the “Company”).  All significant inter-company accounts and transactions have been eliminated in consolidation.  In the opinion of the Company’s management, the financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein.  These consolidated financial statements are condensed, and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  The condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2005 consolidated audited financial statements and supplementary data included in the Annual Report on Form 10-KSB as at that date.

The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2006, or any other period.

The Company incurred net losses of $2,155,846 and $672,424 for the six months ended June 30, 2006 and 2005, respectively.  In addition, the Company had a working capital deficiency of $837,843 and a stockholders’ deficit of $720,096 at June 30, 2006.  These factors continue to raise substantial doubt about the Company's ability to continue as a going concern.  The Company is endeavoring to increase the likelihood that it will be able to continue as a going concern by seeking to increase its sales revenue, and by raising additional capital.  From May through July, 2006, the Company raised approximately $1.5 million in net proceeds from the private sale of its common stock.  There can be no assurance that the Company will be able to increase its sales or raise additional capital.

There can be no assurance that sufficient funds will be generated during the next year or thereafter from operations or that funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 2 – INVENTORIES

Inventories at June 30, 2006 consist of the following:

Finished goods	$4,558

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2006 consists of the following:

Furniture and fixtures	$ 9,546
Equipment	10,268
Leasehold improvements	11,176
30,990
Less accumulated depreciation
and amortization	2,994
$ 27,996

Depreciation and amortization was $2,668 for the six months ended June 30, 2006.

NOTE 4 - DEFINITE-LIFE INTANGIBLE ASSETS

Definite-life intangible assets at June 30, 2006 consist of the following:

Patent applications in process	$ 14,500
Less: Accumulated amortization	1,982
$ 12,518

The Company’s definite-life intangible assets are amortized, upon being placed in service, over the 15 year estimated useful lives of the assets, with no residual value. Amortization expense for the six months ended June 30, 2006 and 2005 was $484 and $360, respectively. The Company estimates that amortization expense for existing assets for each of the next five years will be approximately $1,000 per year.

 NOTE 5 - NOTE PAYABLE - RELATED PARTY

Note payable to the Company’s CEO bears interests at 10% per annum. Commencing 30 days after written demand by the CEO, the principal amount and any accrued interest will be payable in 12 equal monthly installments. The Company has granted Mr. Baer a security interest in all of the Company’s assets related to the Company’s ProAlgaZyme Product.

During the six months ended June 30, 2006, the Company paid Mr. Baer $21,554 in principal and $38,700 in accrued interest. During the six months ended June 30, 2006, Mr. Baer advanced the Company an additional $55,000.  Interest expense was $33,781 and $35,212 for the six months ended June 30, 2006 and 2005, respectively.

 NOTE 6 - STOCKHOLDERS’ DEFICIT

Common Stock - On January 18, 2006, the Company issued an aggregate of 6,250,000 shares of its common stock, .001 par value (“common stock”), in connection with the exercise by the Company’s CEO of an outstanding warrant to purchase 6,250,000 shares of common stock. The warrant had an exercise price of $.15 per share. In connection with the exercise of the warrant, the holder, pursuant to the terms of the warrant, surrendered to the Company 288,462 shares of common stock issuable upon exercise of the warrant, in payment of the aggregate exercise price, based upon a $3.25 per share market price on January 18, 2006.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS [continued]

In February, 2006, the Company issued to a former employee 252,576 shares of common stock upon exercise of a warrant. The Company received proceeds of $25,276 from such exercise. During the quarter ended March 31, 2006, the Company issued to consultants, for services rendered, 120,000 shares of common stock, valued at $157,600, and warrants to purchase 150,000 shares of common stock, valued at $128,708.

During the quarter ended June 30, 2006, the Company issued to consultants, for services rendered, 255,000 shares of common stock, valued at $368,500.  During the quarter ended June 30, 2006, the Company privately sold 1,265,400 shares of common stock for $632,700.  In connection with this issuance, the Company paid cash finder’s fees of $44,900, and issued 9,000 shares of common stock.  In June, 2006, the Company issued 120,000 warrants to three employees as bonus compensation.  These warrants were valued at $148,625.  Since the Company had previously accrued $96,000 for these bonuses, the Company incurred a charge of $52,625 in the three months ended June 30, 2006.

A summary of the status of the Company’s warrants is presented below.

		Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2005	21,761,325	$ 0.49

Exercised first quarter 2006	(6,502,575)	0.10

Issued first quarter 2006	150,000	0.25

Issued second quarter 2006	120,000	0.50

Balance, June 30, 2006	15,528,750	$ 0.65

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 7 - RELATED PARTY TRANSACTIONS

Accrued Liabilities - Included in accrued liabilities at June 30, 2006 is $2,231 in accrued interest related to a note payable to the Company’s CEO.

Accrued Salaries – Consists of $78,237 owed to the CEO for unpaid salary.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Lease Commitments - Related Party - On December 9, 2004, we entered into a lease dated November 1, 2004 with Evans Road, LLC (a company owned by our CEO, Howard R. Baer), under which we leased approximately 5,000 sq. ft. for a new corporate headquarters and production facility located in Scottsdale, Arizona. The lease had a term of 15 years, subject to the right of either party to terminate the lease after 7.5 years, and provided for base monthly rental in the amount of $8,700 plus monthly taxes. In February, 2005, Evans Road, LLC sold the building which was leased to us, and our CEO, Howard Baer, leased such building back from the buyer under a master lease. Our CEO continued to lease the building, as master lessor, to us, under the terms and conditions described above, until March 31, 2006. As of April 1, 2006, we entered into an Amended and Restated Sublease with Mr. Baer. During the six months ended June 30, 2006, we paid Mr. Baer approximately $94,000 in rent.

Under the terms of the Amended and Restated Sublease, we are leasing an aggregate of approximately 15,000 square feet, of which we are occupying approximately 8,400 square feet, consisting of approximately 6,710 square feet of office space and 1,700 square feet of production space. We are subleasing the remaining 6,600 square feet to a third party under a month to month tenancy at a rate of approximately $7,000 per month, plus rental taxes and electricity. We can terminate this sublease upon thirty (30) days written notice to our subtenant. We believe that we may need additional space in the foreseeable future, and that this space would be suitable for an expansion of our production and office facilities.

The Amended and Restated Sublease expires on February 9, 2020, provided that we have the unilateral right to terminate the Lease approximately 7 years from now (March 31, 2013). The annual base rent for the 15,000 square foot facility is approximately $237,000 and is payable in equal monthly installments of approximately $20,000. The annual base rent is subject to increase annually in an amount equal to the greater of 2.5% of the prior year’s base rent and the percentage increase in the Consumer Price Index. We are obligated to pay an additional security deposit of approximately $110,000, following which we will have paid an aggregate security deposit equal to six months base rent. This additional security deposit will be paid in eighteen equal monthly installments of approximately $6,000, commencing in August, 2006. The Amended and Restated Sublease is a “net lease”, which means that we are responsible for the real estate taxes, maintenance and repairs related to the premises we are leasing from the CEO.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS [continued]

The future minimum lease payments related to the original lease (through March 31, 2006) and the Amended and Restated Sublease, are as follows:

2006	$210,000
2007	$240,000
2008	$240,000
2009	$240,000
Thereafter	$840,000	(1)

(1) Assumes the Company exercises its right to terminate the Amended and Restated Sublease effective March 31, 2013.

Legal Proceedings - In or around April, 2004, we learned that the staff of the Securities and Exchange Commission (“SEC”) was conducting an informal inquiry into the accuracy of certain of the Company’s press releases and other public disclosures, and the trading in the Company’s securities. We cooperated fully with the SEC staff’s informal inquiry by producing documents and having certain of its officers appear for testimony at the SEC’s offices. On or about July 14, 2004, the SEC issued an Order Directing Private Investigation and Designating Officers to Take Testimony. We understand that the factual basis underlying the Order of Investigation are questions as to (i) whether there were any false or misleading statements or material omissions in reports the Company filed with the SEC or in other public documents or disclosures, including statements about the efficacy of the Company’s primary product, ProAlgaZyme; or (ii) whether there was improper trading or other activity in the Company’s securities. We are continuing to cooperate fully in the SEC’s investigation, which we understand is ongoing. On January 18, 2006, the SEC enforcement staff sent a “Wells Notice” to us advising us that it intended to recommend to the SEC that it bring an enforcement action against us and certain of our present and former officers and directors, including our CEO. We are continuing our discussions with the SEC staff concerning a consensual resolution of the investigation. We understand that the SEC staff’s recommendations have been submitted to the SEC, which has not yet acted on them. We do not know what the final terms and conditions of any consensual resolution will be or whether we will be able to reach any such resolution of the investigation. Any consensual resolution we reach with the SEC could impose financial and other burdens on us which could materially and adversely affect our financial condition and our ability to raise additional capital. In addition, our CEO may not be able to continue in such capacity. If we are unable to reach a consensual resolution, and if the SEC follows its staff’s recommendation to take action against us or our officers and directors, such action would have a material adverse effect on us.

Consulting Contracts - On November 30, 2005, the Company entered into a consulting agreement with an individual consultant, for a one year term. Under the agreement, the consultant will provide general business consulting services. In consideration for such services, the Company issued the consultant a warrant to purchase 250,000 shares of common stock, at an exercise price of $.60 per share. Such warrant was valued at $322,401, using the Black-Scholes pricing model, and such value is being amortized over the term of the agreement. Amortization expense amounted to $138,172 during the six months ended June 30, 2006. Further, the Company agreed, subject to further discussions with the consultant (including with respect to the determination of specific milestones to be achieved), to issue the consultant a warrant to purchase 1 million shares of common stock, at an exercise price of $.60 per share for a term of three years. Such warrant has not yet been issued, because such further discussions have not yet occurred.  In June, 2006, the Company entered into a consulting agreement under which the consultant will provide investor and public relations services.  The agreement provides for the issuance of 200,000 shares of common stock, which have been issued and valued at $297,000.  The agreement also provides for payment of $20,000 per month.

HEALTH ENHANCEMENT PRODUCTS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS [continued]

NOTE 9 - SUBSEQUENT EVENTS

During July, 2006, the Company raised an aggregate of $1,042,000 from the private sale of 2,084,000 shares of Common Stock, at a price of $.50 per share.  In connection with these stock sales, the Company incurred finders’ fees of $91,250.

In or around April, 2004, we learned that the staff of the Securities and Exchange Commission (“SEC”) was conducting an informal inquiry into the accuracy of certain of the Company’s press releases and other public disclosures, and the trading in the Company’s securities. We cooperated fully with the SEC staff’s informal inquiry by producing documents and having certain of its officers appear for testimony at the SEC’s offices. On or about July 14, 2004, the SEC issued an Order Directing Private Investigation and Designating Officers to Take Testimony. We understand that the factual basis underlying the Order of Investigation are questions as to (i) whether there were any false or misleading statements or material omissions in reports the Company filed with the SEC or in other public documents or disclosures, including statements about the efficacy of the Company’s primary product, ProAlgaZyme; or (ii) whether there was improper trading or other activity in the Company’s securities. We are continuing to cooperate fully in the SEC’s investigation, which we understand is ongoing. On January 18, 2006, the SEC enforcement staff sent a “Wells Notice” to us advising us that it intended to recommend to the SEC that it bring an enforcement action against us and certain of our present and former officers and directors, including our CEO. We have reached agreement with the SEC staff concerning a consensual resolution of the investigation, but such resolution is subject to SEC approval. We understand that the SEC staff is submitting the proposed resolution to the SEC. We do not know whether the SEC will approve of the proposed resolution.  Thus, if the SEC does not approve the proposed resolution, we do not know whether we will be able to reach any consensual resolution of the investigation. Any consensual resolution we reach with the SEC could impose financial and other burdens on us which could materially and adversely affect our financial condition and our ability to raise additional capital. In addition, we anticipate that our CEO will not be able to continue in such capacity. If we are unable to reach a consensual resolution, and the SEC takes action against us or our officers and directors, such action would have a material adverse effect on us.

You should rely only on the information contained in this prospectus.  No dealer, salesperson, or other person is authorized to give information that is not contained in this prospectus.  This prospectus is not an offer to sell, nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

HEALTH ENHANCEMENT PRODUCTS, INC. ________________ Shares Common Stock

__________________ PROSPECTUS __________________ September 26, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our Articles of Incorporation, as amended, limit, subject to certain exceptions, the personal liability of our directors and officers to the company or to our stockholders for monetary damages for breaches of fiduciary duties to the extent permitted by state law.  The Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director or officer for intentional misconduct, fraud, knowing violation of law, payment of dividends in violation of law, or where liability is prescribed by law. These provisions of the Articles of Incorporation may limit the remedies available to a stockholder in the event of breaches of any officer or director’s duties to such stockholder or the company.

Other Expenses of Issuance and Distribution

Total Expenses
SEC Registration Fees	$ 11,629
Blue Sky Fees and Expenses	N/A
Printing Expenses	$ 2,500 *
Legal Fees and Expenses	$ 1,000 *
Accounting Fees	$ 15,000 *
Transfer Agent Fees	$ 2,500 *
Miscellaneous Expenses	$ 3,371
Total	$ 135,000 *

* Estimated

None of the above expenses will be paid by the selling security holders.

Recent Sales of Unregistered Securities

During the last three years, the Registrant sold the following securities without registering the securities under the Securities Act of 1933:

In November 2003, the Company acquired Health Enhancement Corporation (“HEC”), its wholly-owned subsidiary (“Subsidiary”), pursuant to an Agreement and plan of Reorganization, under which it issued 9,000,000 shares of common stock to the shareholders of HEC.

In December 2003, the Company issued an aggregate of 153,334 shares of its common stock to its officers for services rendered.  These shares were valued at $490,669 (or $3.20 per share).

On January 8, 2004, the Company issued an aggregate of 200,000 shares of its common stock in exchange for the trademarks and formulas for Zodiac Herbal Vitamins and Zodiac Herbal Teas.  These shares were valued at $730,000 (or $3.65 per share), based on the quoted price of the Company’s common stock on that date.

On February 20, 2004, the Company issued warrants to purchase 50,000 shares of common stock, at an exercise price of $3.75 per share, for services rendered.  These warrants were valued at $260,000.  The warrants vested immediately and are exercisable for three years.

In March 2004, the company issued an aggregate of 85,084 shares of its common stock to its officers for services rendered.  These shares were valued at $255,252 (or $3.00 per share, based on the quoted price of the Company’s common stock on the date of issuance).

In June 2004, the Company issued an aggregate of 198,335 shares of its common stock in connection with a private placement for net proceeds of $126,679.  In connection with the foregoing offering, the Company paid commissions of $227,617.

In June and July, 2004, the Company completed a private placement for an aggregate amount of $695,000, under which the Company issued 945,000 shares of its common stock and warrants to purchase 445,000 shares of common stock at an exercise price of $3.00.  In connection with this private placement, the Company paid $68,500 in cash as finder’s fees in July, 2004 and issued 95,500 shares of common stock, as additional finder’s fees.  Because the Company did not cause a registration statement for these shares to become effective under the Securities Act of 1933, as amended, within 120 days of raising $500,000 (on or about October 20, 2004), for each 30-day period thereafter that a registration statement was not effective (up to a maximum of eight 30-day periods), the Company was required to issue that number of shares equal to 5% of the shares issued in the private placement.  As of May 31, 2006, the required registration statement had not been filed.  As a result, the Company issued 47,250 shares of common stock per month, from November, 2004 through June, 2005 (an aggregate of 378,000 shares of common stock), to the investors in the private placement.

In November 2004, the Company issued two Promissory Notes in the aggregate principal amount of $150,000, in connection with which it issued 75,000 shares of its common stock.  These shares were valued at $45,000 (or ($0.60 per share), based on the quoted price of the Company’s common stock on the date of issuance.  The Promissory Notes were fully repaid on February 15, 2005.

As of July 8, 2005, the Company was indebted to Howard R. Baer, its Chairman and Chief Executive Officer, in the aggregate amount of approximately $1,283,000, pursuant to a promissory note dated February 15, 2005 (“Note”).  On July 8, 2005, the Company entered into an agreement with Mr. Baer, pursuant to which Mr. Baer converted approximately $538,000 in indebtedness owing to him by the Company into 5,000,000 shares of the Company’s common stock and a warrant to purchase 6,250,000 shares of common stock.  The warrant was immediately exercisable, had an exercise price of $.15 per share, a cashless exercise provision, and a term of three years.

During June through August 2005, the Company sold for cash an aggregate of 5,675,000 shares of its common stock and warrants to purchase 7,093,750 shares of common stock, for aggregate consideration of $567,500.  The warrants were immediately exercisable, had an exercise price of $.10 per share and a term of 3 years.  In connection with the raising of this capital, the Company incurred the following finder’s fees:  a cash finder’s fee of $23, 750; 220,000 shares of common stock and warrants to purchase 1,220,000 shares of common stock, at an exercise price of $.10 per share, for a term of two years.

In addition, during July and August, 2005, the Company issued an aggregate of 662,060 shares of common stock and warrants to purchase an aggregate of 2,002,575 shares of common stock to various consultants, employees and past employees for services rendered to the Company.

From around November 1, 2005 to December 31, 2005, the Company sold an aggregate of 2,350,000 shares of common stock and warrants to purchase 4,700,000 shares of common stock, for aggregate consideration of $1,175,000.  The warrants were immediately exercisable and had a term of three years.  2,350,000 of the aggregate 4,700,000 warrants had an exercise price of $1.00 per share, and the remaining 2,350,000 warrants had an exercise price of $2.00 per share.  In connection with the raising of this $1,175,000, the Company incurred a cash finder’s fee of $132,500.

On January 18, 2006, the Company issued an aggregate of 6,250,000 shares of its common stock in connection with the exercise by the Company’s CEO of an outstanding warrant to purchase 6,250,000 shares of common stock.  The warrant had an exercise price of $.15 per share.  In connection with the exercise of the warrant, the holder, pursuant to the terms of the warrant, surrendered to the Company 288,462 shares of common stock issuable upon exercise of the warrant, in payment of the aggregate exercise price, based upon a $3.25 per share market price on January 18, 2006.

In January, 2006, the Company issued 252,575 shares of common stock to a former officer, upon exercise of an outstanding warrant to purchase common stock.  The aggregate exercise price paid was $25,257.  On February 27, 2006, the Company issued an aggregate of 100,000 shares of common stock to consultants in consideration of services rendered.

From November, 2005 through April 2006, the Company issued an aggregate of 194,000 shares of common stock and warrants to purchase 150,000 shares of common stock, at an exercise price of $.25 per share, to consultants in consideration of services rendered and to be rendered, including 9,000 shares issued in payment of a finder’s fee.

From May through July, 2006, the Company sold 3,249,400 shares of common stock, in private transactions at a price of $.50 per share, for aggregate consideration of $1,624,700.  In connection with this transaction, the company paid a finder’s fee of $142,150.

In August of 2006, warrants to purchase 100,000 shares of stock were exercised.  The Company received $10,000 in cash as a result of this exercise.

Except as otherwise specified, to the extent that the foregoing transactions constituted “sales” within the meaning of the Securities Act of 1933, the securities issued in such transactions were not registered under the Securities Act of 1933 in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, relating to sales by an issuer not involving any public offering.  None of the foregoing transactions, either individually or in the aggregate, involved a public offering.

Each of the foregoing transactions, to the extent that they constituted “sales” within the meaning of the Securities Act of 1933, was exempt under the applicable exemption based on the following facts: to our knowledge, there was no general solicitation, there were a limited number of purchasers, the purchasers were provided with or had access to information about our company, and either the purchasers or their specific representatives were sophisticated about business or financial matters; and, as applicable, the purchasers were “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933, and we took reasonable steps to ensure that the purchasers were not underwriters within the meaning of Section 2(11) under the Securities Act of 1933.

Exhibits

Exhibit Number	Title

2.1	Agreement and Plan of Reorganization	(1)

3.1	Articles of Incorporation of Health Enhancement Products, Inc., as amended	(2)

3.2	By-laws of the Company	(3)

5.1	Opinion of Counsel as to validity of Common Stock	*

10.01	Employment Agreement between Mr. Howard R. Baer and the Company, dated February 10, 2004	(4)

10.02	Office lease between Evans Road, LLC and the Company, dated November 1, 2004 (superseded by Amended and Restated Sublease filed as Exhibit 10.03)	(5)

10.03	Amended and Restated Sublease between Howard R. Baer and the Company, dated April 12, 2006	(6)

10.04	Promissory Note, dated February 15, 2005, made by the Company in favor of Howard R. Baer	(5)

10.05	Security Agreement, dated February 15, 2005, between the Company and Howard R. Baer	(5)

10.06	Patent Security Agreement, dated February 15, 2005, between the Company and Howard R. Baer	(5)

10.07	Joinder Agreement and First Amendment, dated March 25, 2005, between the Company, Health Enhancement Corporation and Howard R. Baer	(5)

10.08	Subscription Agreement, dated June 21, 2004, between William J. Rogers, II and the Company	(5)

10.09	Subscription Agreement, dated July 29, 2005, between William J. Rogers, II and the Company	(7)

10.10	Subscription Agreement, dated July 29, 2005, between William J. Rogers, II and the Company	(7)

10.11	Common Stock Purchase Warrant of the Company issued to William J. Rogers, II and dated July 29, 2005	(8)

10.12	Subscription Agreement, dated July 8, 2005, between the Company and Howard R. Baer	(9)

10.13	Common Stock Purchase Warrant of the Company issued to Howard R. Baer and dated July 8, 2005	(10)

Exhibits (continued)
10.14	Common Stock Purchase Warrant of the Company issued to William J. Rogers, II and dated July 29, 2005

14.1	Code of Ethics	(11)

21	Subsidiaries of the Registrant	(5)

23.1	Consent of Wolinetz, Lafazan & Company, P.C.

(1)

Filed as Exhibit 2.1 to our current Report on Form 8-K, Filed with the Commission on December 9, 2003 and incorporated by this reference.

(2)

Filed as Exhibit 3.1 to our Form 10-QSB, filed with the Commission on August 30, 2004 and incorporated by this reference.

(3)

Filed as Exhibit 3.2 to our Form 10SB, filed with the Commission on April 20, 2000 and incorporated by this reference.

(4)

Filed as Exhibit 4.1 to our Registration Statement on Form S-8, filed with the Commission on February 12, 2004, and incorporated by reference.

(5)

Filed as the same Exhibit number to our Form 10-KSB, filed with the Commission on May 17, 2005, and incorporated by this reference.

(6)

Filed as Exhibit 10.02 to our Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated by this reference.

(7)

Filed as the same Exhibit number to our Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated by this reference.

(8)

Filed as Exhibit 10.09 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(9)

Filed as Exhibit 10.10 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(10)

Filed as Exhibit 10.11 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(11)

Filed as Exhibit 99 to our Form 10-KSB, filed with the Commission on April 1, 2004, and incorporated by this reference.

Undertakings

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any additional or changed material information with respect to the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at the time to be the initial bona fide offering thereof.

(3)

To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Scottsdale, State of Arizona, on September 26, 2006.

HEALTH ENHANCEMENT PRODUCTS, INC.

By:  /s/ Howard R. Baer

Howard R. Baer, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Howard R. Baer Howard R. Baer	Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2006

/s/ Janet L. Crance Janet L. Crance	Chief Accounting Officer (Principal Financial Officer)	September 26, 2006

EXHIBITS

Exhibit Number	Title

2.1	Agreement and Plan of Reorganization	(1)

3.1	Articles of Incorporation of Health Enhancement Products, Inc., as amended	(2)

3.2	By-laws of the Company	(3)

5.1	Opinion of Counsel as to validity of Common Stock	*

10.01	Employment Agreement between Mr. Howard R. Baer and the Company, dated February 10, 2004	(4)

10.02	Office lease between Evans Road, LLC and the Company, dated November 1, 2004 (superseded by Amended and Restated Sublease filed as Exhibit 10.03)	(5)

10.03	Amended and Restated Sublease between Howard R. Baer and the Company, dated April 12, 2006	(6)

10.04	Promissory Note, dated February 15, 2005, made by the Company in favor of Howard R. Baer	(5)

10.05	Security Agreement, dated February 15, 2005, between the Company and Howard R. Baer	(5)

10.06	Patent Security Agreement, dated February 15, 2005, between the Company and Howard R. Baer	(5)

10.07	Joinder Agreement and First Amendment, dated March 25, 2005, between the Company, Health Enhancement Corporation and Howard R. Baer	(5)

10.08	Subscription Agreement, dated June 21, 2004, between William J. Rogers, II and the Company	(5)

10.09	Subscription Agreement, dated July 29, 2005, between William J. Rogers, II and the Company	(7)

10.10	Subscription Agreement, dated July 29, 2005, between William J. Rogers, II and the Company	(7)

10.11	Common Stock Purchase Warrant of the Company issued to William J. Rogers, II and dated July 29, 2005	(8)

10.12	Subscription Agreement, dated July 8, 2005, between the Company and Howard R. Baer	(9)

10.13	Common Stock Purchase Warrant of the Company issued to Howard R. Baer and dated July 8, 2005	(10)

E-1

*To be filed by Amendment

Exhibits (continued)
10.14	Common Stock Purchase Warrant of the Company issued to William J. Rogers, II and dated July 29, 2005

14.1	Code of Ethics	(11)

21	Subsidiaries of the Registrant	(5)

23.1	Consent of Wolinetz, Lafazan & Company, P.C.

(1)

Filed as Exhibit 2.1 to our current Report on Form 8-K, Filed with the Commission on December 9, 2003 and incorporated by this reference.

(2)

Filed as Exhibit 3.1 to our Form 10-QSB, filed with the Commission on August 30, 2004 and incorporated by this reference.

(3)

Filed as Exhibit 3.2 to our Form 10SB, filed with the Commission on April 20, 2000 and incorporated by this reference.

(4)

Filed as Exhibit 4.1 to our Registration Statement on Form S-8, filed with the Commission on February 12, 2004, and incorporated by reference.

(5)

Filed as the same Exhibit number to our Form 10-KSB, filed with the Commission on May 17, 2005, and incorporated by this reference.

(6)

Filed as Exhibit 10.02 to our Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated by this reference.

(7)

Filed as the same Exhibit number to our Form 10-KSB, filed with the Commission on April 17, 2006, and incorporated by this reference.

(8)

Filed as Exhibit 10.09 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(9)

Filed as Exhibit 10.10 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(10)

Filed as Exhibit 10.11 to our Form 10-QSB, filed with the Commission on August 16, 2005, and incorporated by this reference.

(11)

Filed as Exhibit 99 to our Form 10-KSB, filed with the Commission on April 1, 2004, and incorporated by this reference.

E-2

*To be filed by Amendment